Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INTERACTIVE STRENGTH INC.,

ERGATTA ACQUISITION CORP.,

ERGATTA, INC.

and

SECURITYHOLDERS’ REPRESENTATIVE,

as the Securityholders’ Representative (for the limited purposes described herein)

February 18, 2026

Article I DEFINITIONS1

1.1Certain Definitions1

Article II THE MERGER16

2.1The Merger16

2.2Effective Time16

2.3Closing16

2.4Certificate of Incorporation16

2.5Directors and Officers16

2.6Bylaws16

Article III EFFECT OF THE MERGER ON THE EQUITY INTERESTS OF THE CONSTITUENT COMPANIES AND CORPORATIONS17

3.1Effect on Company Shares17

3.2Aggregate Merger Consideration.17

3.3Reserved.17

3.4Management Incentives.17

3.5Treatment of Company Options and Company Warrants18

3.6Pre-Closing Estimates; Post-Closing Adjustment18

3.7Consideration Spreadsheet20

Article IV CLOSING PAYMENTS; DISSENTING SHARES21

4.1Payment of Merger Consideration21

4.2Appraisal Rights.22

4.3Withholding22

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY23

5.1Organization; Authority23

5.2Capitalization23

5.3Noncontravention24

5.4Financial Statements; No Undisclosed Liabilities24

5.5Accounts Receivable25

5.6Absence of Material Adverse Effect or Other Changes25

5.7Litigation26

5.8Taxes26

5.9Employee Benefit Plans27

5.10Real and Personal Property28

5.11Labor and Employment Matters28

5.12Contracts and Commitments29

5.13Intellectual Property30

5.14Privacy Matters32

5.15Environmental Matters32

5.16Insurance32

5.17Legal Compliance32

5.18Top Customer and Top Suppliers32

5.19No Brokers33

5.20Related Party Transactions33

5.21Disclaimer of Other Representations and Warranties33

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB33

6.1Organization33

6.2Authority34

6.3Capitalization34

6.4No Conflict34

6.5Solvency35

6.6Litigation35

6.7Taxes35

6.8Real and Personal Property36

6.9Labor and Employment Matters37

6.10Contracts and Commitments38

6.11Insurance39

6.12Brokers39

6.13No Prior Activities39

6.14Issuance of Securities39

6.15SEC Documents; Financial Statements39

6.16Absence of Certain Changes40

6.17No Undisclosed Events, Liabilities, Developments or Circumstances40

6.18Sarbanes-Oxley Act41

6.19Transactions With Affiliates41

6.20Internal Accounting and Disclosure Controls41

6.21Off Balance Sheet Arrangements42

6.22Investment Company Status42

6.23No Disagreements with Accountants and Lawyers42

6.24No Conflicting Liens; Authority to Grant Security42

6.25No Restrictions on Payment of Aggregate Merger Consideration.42

6.26Inspection; No Other Representations.42

Article VII CONDUCT OF BUSINESS PENDING THE MERGER43

7.1Conduct of Business Prior to Closing43

Article VIII ADDITIONAL AGREEMENTS44

8.1Stockholder Consent and Securityholder Deliveries44

8.2Access to Information45

8.3Confidentiality45

8.4Regulatory and Other Authorizations; Consents45

8.5Press Releases46

8.6Officers’ and Directors’ Indemnification47

8.7Employee Benefit Arrangements48

8.8Books and Records49

8.9Tax Matters49

8.10Further Action50

8.11No Solicitation50

8.12Parachute Payments51

8.14Designation of Preferred Stock51

8.15Exemption from Registration; Rule 14451

8.16Listing52

8.17Stockholder Approval52

8.18Remedies for Failure to Maintain Listing or Obtain Stockholder Approval.53

8.19Operation of the Company.53

8.20Minimum Operating Cash54

Article IX CONDITIONS TO THE MERGER54

9.1Conditions to the Obligations of Each Party to Effect the Merger54

9.2Additional Conditions to Obligations of Buyer and Merger Sub54

9.3Employment Agreements55

9.4Additional Conditions to Obligations of the Company55

Article X TERMINATION57

10.1Termination57

10.2Effect of Termination58

Article XI SECURITYHOLDERS’ REPRESENTATIVE58

11.1Appointment58

11.2Authorization58

11.3Limitations of Liability; Agency59

11.4Indemnification of Securityholders’ Representative59

11.5Reasonable Reliance60

11.6Resignation; Removal of Securityholders’ Representative; Authority of Securityholders’ Representative60

11.7Expenses of the Securityholders’ Representative60

11.8Irrevocable Appointment60

Article XII INDEMNIFICATION60

12.1Survival60

12.2Indemnification61

12.3Certain Limitations.61

12.4Indemnification Procedures.62

12.5Subrogation63

12.6Tax Treatment of Indemnification Payments63

12.7Investigation; Reliance63

12.8Exclusive Remedy64

Article XIII64

GENERAL PROVISIONS64

13.1Notices64

13.2Disclosure Schedules65

13.3Buyer Disclosure Schedules65

13.4Assignment66

13.5Severability66

13.6Interpretation66

13.7Fees and Expenses67

13.8Choice of Law/Consent to Jurisdiction/Jury Trial Waiver67

13.9Amendment68

13.10Extension; Waiver68

13.11No Agreement Until Executed68

13.12Conflicts and Privilege68

13.13Mutual Drafting69

13.14Specific Performance69

13.15Miscellaneous70

EXHIBITS

Exhibit A – Accounting Principles

Exhibit B – Net Working Capital

Exhibit C – Form of Certificate of Merger

Exhibit D – Form of Secured Note

Exhibit E – Form of Certificate of Designation

Exhibit F – Form of FIRPTA Certificate

Exhibit G – Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 18, 2026, by and among INTERACTIVE STRENGTH INC., a Delaware corporation (“Buyer”), ERGATTA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), ERGATTA, INC., a Delaware corporation (the “Company”), and TOM AULET, acting solely in his capacity as the representative of the Securityholders (as defined herein) and only for the express purposes provided herein and for no other purpose (the “Securityholders’ Representative”). “Party” or “Parties” means, individually or collectively, Buyer, Merger Sub, the Company, and the Securityholders’ Representative (solely in its capacity as such).

WHEREAS, Buyer, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other Contemplated Transactions (as defined herein) to which the Company is a party and determined that this Agreement and the Merger are advisable in accordance with Section 251(b) of the DGCL and in the best interest of the Company and its Stockholders, and has recommended the adoption of this Agreement by the Stockholders in accordance with the DGCL;

WHEREAS, Buyer and Merger Sub have obtained all required corporate approvals to enter into this Agreement and consummate the Merger and the other Contemplated Transactions and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of Buyer, Merger Sub, and their respective stockholders, and the board of directors of Merger Sub has recommended the adoption of this Agreement by its sole stockholder in accordance with the DGCL; and

WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

DEFINITIONS
1.1.
Certain Definitions

. For purposes of this Agreement, the following terms shall have the following meanings:

“2019 Plan” means the Company’s 2019 Stock Incentive Plan, as amended, supplemented or modified from time to time.

“2020 Plan” means the Company’s 2020 Equity Incentive Plan, as amended, supplemented or modified from time to time.

“280G Approval” has the meaning set forth in Section 8.12.

“Accounting Principles” means the principles set forth on Exhibit A.

“Accounting Referee” has the meaning set forth in Section 3.6(c).

“Accounts Receivable” means all accounts receivable and other monies due for sales and deliveries of goods or performance of services by any Acquired Company.

“Acquired Companies” means the Company.

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Contemplated Transactions): (a) any acquisition or purchase of more than 20% of the capital stock, membership interests or other equity, voting, beneficial, financial or ownership interests or all or substantially all of assets of the Acquired Companies (taken as a whole); (b) any merger, consolidation or other business combination to which the Company is a party; or (c) any recapitalization, reorganization, liquidation or any other similar extraordinary business transaction involving the Company.

“Action” means any claim, action, cause of action, counterclaim, proceeding or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity or whether civil or criminal), assessment, arbitration, mediation, inquiry investigation, audit, hearing, order, government charge, complaint, demand, notice or other proceeding to, from, by or before, or otherwise involving, any Governmental Body or arbitrator whose decisions would be binding.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control”, including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.

“Aggregate Merger Consideration” has the meaning set forth in Section 3.2.

“Agreement” has the meaning set forth in the Preamble.

“Appraisal Rights Provisions” has the meaning set forth in Section 4.2(a).

“Audited Financial Statements” has the meaning set forth in Section 5.4(a).

“Base Balance Sheet Date” means December 31, 2025.

“Basket” has the meaning set forth in Section 12.3(a).

“Business” means the business of the Company as conducted as of the date hereof and through the Pre-Closing Period.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in the definition of Company Transaction Expenses.

“Buyer Capital Stock” means the Buyer Common Stock and the Buyer Preferred Stock.

“Buyer Common Stock” means the common stock of the Buyer, par value $0.0001 per share.

“Buyer Disclosure Schedules” has the meaning set forth in Section 13.3.

“Buyer Employee Benefit Plan” means any (a) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (b) stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or equivalent arrangement, change in control plan, program or equivalent arrangement, supplemental income arrangement, vacation plan, and each other employee benefit plan, agreement, and equivalent arrangement, not described in (a) above; and (c) plan or similar arrangement providing compensation to employee and non-employee directors, in each case which Buyer sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of Buyer (or their spouses, dependents, or beneficiaries).

“Buyer Intellectual Property” means all Intellectual Property owned or purported to be owned by Buyer or Merger Sub.

“Buyer Lease” has the meaning set forth in Section 6.8(b).

“Buyer Leased Real Property” has the meaning set forth in Section 6.8(b).

“Buyer Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has had a material adverse effect on the financial condition, assets, business, liabilities or results of operations of Buyer or Merger Sub (taken as a whole); provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (a) any changes in (i) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (ii) political conditions generally of the United States or any other country or jurisdiction in which Buyer or Merger Sub operate; (b) the negotiation, execution, announcement or consummation of the Contemplated Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (c) the effects of any facts or circumstances solely relating to the Company or any of its Affiliates or the effect of any action taken by the Company or any of its Affiliates with respect to the Contemplated Transactions; (d) any changes or prospective changes in GAAP or in any Law generally applicable to Buyer or Merger Sub or in the interpretation thereof; (e) any actions taken or omitted in the course of performing obligations hereunder or which are taken with the Company’s consent or not taken because the Company did not give its consent; (f) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (g) acts of God, earthquakes, hurricanes, tornadoes, floods, other weather conditions, or other calamities (including pandemics); (h) any item or items set forth in the Buyer Disclosure Schedules; or (i) any failure by Buyer or Merger Sub to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Buyer Preferred Stock” means the Buyer’s Series D-1 Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock.

“Buyer Tax Actions” means any of the following actions taken by Buyer, the Surviving Company and any of their Affiliates following the Closing: (i) make or change any Tax election of any Acquired Company that has a retroactive effect to any Pre-Closing Tax Period or Straddle Period, (ii) adopt (inconsistent with past practice) or change any accounting method of any Acquired Company for any Pre-Closing Tax Period or Straddle Period, (iii) amend any previously filed Tax Return of any Acquired Company for a Pre-Closing Tax Period, (iv) enter into any voluntary disclosure agreement with respect to Taxes of any Acquired Company for a Pre-Closing Tax Period or (v) cause any Acquired Company to take any action on the Closing Date after the Closing outside the Ordinary Course of Business.

“Cash and Cash Equivalents” means all cash and cash equivalents of the Acquired Companies, as of immediately prior to the Closing, including checks, money orders, deposits, marketable securities, and instruments and other cash equivalents (which amounts shall include the amount of all uncleared deposits outstanding and exclude the amount of all uncleared checks or withdrawals outstanding). “Cash and Cash Equivalents” expressly excludes security deposits for any leased property, cash collateralizing any letters of credit, and all amounts held by payment processors.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Liabilities of Series D-1 Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock, to be filed with the Secretary of State of the State of Delaware prior to Closing.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Charter Documents” means the certificate of incorporation, articles of incorporation, articles of organization, certificate of formation, bylaws, memorandum of association, constitution, certificate of association, limited partnership agreement, operating agreement, limited liability company agreement or equivalent governing documents of an entity, in each case as amended, restated or modified to date.

“Chosen Courts” has the meaning set forth in Section 13.8.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Consideration” means an amount equal to (A) $1,750,000, increasedby (B) the aggregate amount of Cash and Cash Equivalents of the Company as of immediately prior to the Closing, decreased by (C) the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing, and increased or decreased, as applicable, by (D) the Net Working Capital Adjustment.

“Closing Certificate” has the meaning set forth in Section 9.2(c).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 3.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current officer or other employee of any Acquired Company and any current independent contractor, consultant or director of any Acquired Company.

“Company Board” has the meaning set forth in the Recitals.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Company’s certificate of incorporation, as amended, restated or modified to date.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Contract” means any Contract to which any Acquired Company is a party and legally bound as of the applicable time.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Acquired Company.

“Company IT Assets” means any and all hardware, servers, systems, networks, data communications lines, workstations, routers, hubs, switches, interfaces, platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment, in each case, that are owned or purported to be owned by the Acquired Companies, or controlled by the Acquired Companies and used, in the Business.

“Company Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has had a material adverse effect on the financial condition, assets, business, liabilities or results of operations of the Acquired Companies (taken as a whole); provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect: (a) any changes in (i) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (ii) political conditions generally of the United States or any other country or jurisdiction in which the Acquired Companies operate; (b) the negotiation, execution, announcement or consummation of the Contemplated Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (c) the effects of any facts or circumstances solely relating to Buyer or any of its Affiliates or the effect of any action taken by Buyer or any of its Affiliates with respect to the Contemplated Transactions; (d) any changes or prospective changes in GAAP or in any Law generally applicable to the Acquired Companies or in the interpretation thereof; (e) any actions taken or omitted in the course of performing obligations hereunder or which are taken with Buyer’s consent or not taken because Buyer did not give its consent; (f) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (g) acts of God, earthquakes, hurricanes, tornadoes, floods, other weather conditions, or other calamities (including pandemics); (h) any item or items set forth in the Disclosure Schedules; or (i) any failure by the Acquired Companies to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Option” means an option (whether or not vested or exercisable) to purchase Company Common Stock that has been granted under the 2019 Plan or the 2020 Plan.

“Company Preferred Stock” means the Company’s Series Seed-1 Preferred Stock, the Series Seed-2 Preferred Stock, the Series Seed Preferred Stock, and the Series A Preferred Stock.

“Company Share” means a share of Company Capital Stock that is issued and outstanding as of immediately prior to the Effective Time.

“Company Transaction Expenses” means, without duplication, to the extent accrued and unpaid as of the Closing: (a) all outstanding legal, financial advisory, investment banking, accounting and other similar fees and expenses incurred by the Acquired Companies (or any officer of the Company if agreed to be paid by the Company) prior to or at the Closing in connection with the negotiation and preparation of this Agreement or the consummation of the Contemplated Transactions pursuant to any Company Contract entered into by the Company prior to the Closing; (b) the fees, costs and expenses of obtaining the D&O Tail Policy; (c) the costs and expenses of the Securityholders’ Representative due as of the Closing; (d) all change in control bonus amounts that become payable to a Company Associate solely as a result of the consummation of the Merger pursuant to any Company Contract entered into by the Company prior to the Closing; and (e) the employer portion of payroll, withholding, employment or similar Taxes payable in connection with the payments contemplated by clause (d) of this definition to the extent such payments have accrued for income tax purposes on or prior to the Closing Date (for this purpose, determined by including the employer portion of payroll, withholding, employment or similar Taxes solely to the extent such Taxes would not have been payable but for the payments of the amounts described in the immediately preceding clause (d), taking into account any limitations on such Taxes and assuming such recipient had already received compensation from the Company equal to such recipient’s annual base salary); provided, however, that Company Transaction Expenses shall exclude any and all Excluded Termination Payments and any other expenses related to arrangements entered into by or at the direction of Buyer or its Affiliates, including (following the Closing) the Surviving Company (“Buyer Arrangements”) and any amounts paid or payable by or on behalf of Buyer or an Acquired Company in respect of Company Shares or Company Options in connection with the Merger. “Company Transaction Expenses” shall not include the costs and expenses of the Paying Agent or Transfer Taxes, all of which shall each be borne by Buyer and paid when due.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Confidentiality Agreement” has the meaning set forth in Section 8.3.

“Consideration Spreadsheet” has the meaning set forth in Section 3.7.

“Contemplated Transactions” means all transactions and actions to be effected pursuant to this Agreement (including the Merger) and the agreements, plans and other documents entered into in connection with this Agreement.

“Continuing Employees” means the employees or contractors of the Company who remain or become employees or contractors of Buyer or any of its Subsidiaries (including the Surviving Company) immediately following the Effective Time.

“Contingent Cash Consideration” means the additional cash consideration, if any, payable to the Stockholders on April 30, 2027 pursuant to Section 3.6, in an amount equal to (i) the excess, if any, of 2026 Free Cash Flow over $1,750,000, multiplied by 2.0, subject to (ii) a minimum payment of $0 and (iii) a maximum aggregate payment of $3,500,000.

“Contingent Workers” has the meaning set forth in Section 5.11(b).

“Contract” means any written contract, or other legally binding license, sublicense, undertaking, commitment, plan, agreement, arrangement or understanding with the force of contract in effect as of the date hereof, excluding, however, any Employee Benefit Plans.

“D2 Management Equity” has the meaning set forth in Section 3.4.

“D3 Management Equity” has the meaning set forth in Section 3.4.

“D&O Indemnified Parties” has the meaning set forth in Section 8.6(a).

“D&O Tail Policy” has the meaning set forth in Section 8.6(d).

“DGCL” has the meaning set forth in the Recitals.

“Designated Company Associate” means those Company Associates designated by Tom Aulet prior to the Closing to receive Management Equity pursuant to Section 3.4, with the allocation of such Management Equity among such Company Associates to be determined by Tom Aulet in his sole discretion and set forth on a schedule delivered to Buyer prior to or at the Closing.

“Disclosure Schedules” has the meaning set forth in Section 13.2.

“Disputed Item” has the meaning set forth in Section 3.6(c).

“Dissenting Shares” has the meaning set forth in Section 4.2(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any (a) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (b) stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement or equivalent arrangement, change in control plan, program or equivalent arrangement, supplemental income arrangement, vacation plan, and each other employee benefit plan, agreement, and equivalent arrangement, not described in (a)above; and (c) plan or similar arrangement providing compensation to employee and non-employee directors, in each case which an Acquired Company sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of any Acquired Company (or their spouses, dependents, or beneficiaries).

“Encumbrance” means any mortgage, pledge, lien, conditional sale agreement, security interest or other similar encumbrance.

“Environmental Requirements” means all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all obligations under Contract and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect as of the Closing Date.

“ERISA” has the meaning set forth in Section 5.9(a).

“ERISA Affiliate” means any entity, trade or businessthat is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Acquired Companies.

“Estimated Closing Statement” has the meaning set forth in Section 3.6(a).

“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 3.6(a).

“Estimated Net Working Capital Surplus” has the meaning set forth in Section 3.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Share” has the meaning set forth in Section 3.1(a).

“Excluded Termination Payments” means any separation, severance, redundancy, termination or similar-type benefits payable to a Company Associate as a result of (a) Buyer’s request for such Company Associate to be terminated at or prior to the Closing or (b) such Company Associate being terminated by Buyer or one of its Affiliates or such Company Associate resigning following the Closing.

“Final Aggregate Merger Consideration” has the meaning set forth in Section 3.6(e)(i).

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Fraud” means, with respect to any party to this Agreement, a claim for common lawfraud with a specific intent to deceive based on a representation contained in Article V of this Agreement with respect to the Company and Article VI of this Agreement with respect to Buyer or Merger Sub; provided, that, at the time such representation was made, (a) such representation was materially inaccurate; (b) the party making such representation had actual knowledge of the material inaccuracy of such representation; (c) the party making such representation had the specific intent to deceive the other party; and (d) the other party to this Agreement acted in reliance on such inaccurate representation and suffered financial injury as a result of such material inaccuracy.

“Free Cash Flow” means, for any applicable period, the Normalized EBITDA generated by the Company’s Business, prepared in accordance with the Company’s past practices, consistently applied, less capitalized software development expenses and other capital expenditures incurred in the ordinary course of business.

“Fully Diluted Shares” means, without duplication, the total number of Company Shares outstanding as of immediately prior to the Effective Time, determined in accordance with the Company’s Certificate of Incorporation (including the liquidation preference and participation provisions therein), and assuming the full cash exercise of all Vested Company Options; provided, however, that Fully Diluted Shares shall not include any Excluded Shares.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 5.1 (Organization; Authority), Section 5.2 (Capitalization), Section 5.8 (Taxes), Section 5.9 (Employee Benefit Plans), Section 5.15 (Environmental Matters) and Section 5.19 (No Brokers).

“GAAP” means generally accepted accounting principles as applied in the United States of America and on a basis consistent with the basis on which the Financial Statements were prepared.

“Goodwin” has the meaning set forth in Section 8.17.

“Governmental Body” means any federal, state, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, municipality, ministry, body or commission or other governmental or public authority, entity or agency, domestic or foreign, and any arbitrator or arbitration panel.

“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“Indebtedness” means, without duplication, as of immediately prior to the Closing and with respect to the Acquired Companies: (a) any indebtedness for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto; (b) any indebtedness evidenced by a note, bond, debenture or other similar security and accrued but unpaid interest, premiums and penalties relating thereto; (c) any obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon; (d) any lease that has been accounted for as a capital lease in accordance with GAAP (which, for the avoidance of doubt, shall not include obligations to pay rent (including any guarantee to pay the rent of any Acquired Company) (“Rent Obligations”) or any other payment obligations other than Rent Obligations (“Non-Rent Obligations”) under leases of any Leased Real Property except to the extent such Non-Rent Obligations would otherwise constitute Indebtedness under any other subsection of this definition of “Indebtedness” (other than subsection (f))); (e) all obligations arising out of any financial hedging, swap or similar arrangements; (f) any indebtedness of a Person of a type that is referred to in clauses (a) through (e) above and which is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, the Company (other than Encumbrances on bank accounts that are cash collateralized for any outstanding letters of credit or credit card accounts and Encumbrances on cash held as security deposits for any Leased Real Property); and (g) all accrued interest, prepayment premiums or penalties, and fees and expenses related to any of the foregoing that would arise (whether or not then due and payable) if such amounts were prepaid, extinguished and settled in full as of or immediately prior to the Closing (including any prepayment premiums payable as a result of the consummation of the Contemplated Transactions to which the Company is a party); provided, however, that for the avoidance of doubt, Indebtedness shall exclude (i) any trade payables and other current liabilitiesarising in the Ordinary Course of Business, (ii) all Tax liabilities, (iii)Company Transaction Expenses, (iv) any credit card or similar charge account balances and (v) any deferred revenue.

“Insurance Policies” has the meaning set forth in Section 5.16.

“Intellectual Property” means any and all of the following, as they exist throughout the world and under any international treaties or conventions: (A) patents and patent applications, substitutions, continuations, continuations-in-part, divisionals, renewals, revivals, reissues, re-examinations and extensions thereof (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) works of authorship, copyrights in both published and unpublished works, and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (D) rights under applicable trade secret law in any information (including inventions, discoveries and invention disclosures (whether or not patented), programs, devices, methods, strategies, techniques, or processes) that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (E) rights in software and (F) database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights.

“IRS” has the meaning set forth in Section 5.8(c).

“knowledge of the Company” or “the Company’s knowledge” means the actual knowledge of Tom Aulet, Alessandra Gotbaum and Kathleen Raulli, without further inquiry.

“Law” means all statutes, laws, rules, treaties, regulations, principles of common law, restrictions, ordinances, orders, approvals, directives, judgments, injunctions, writs, awards and decrees of, or enacted, promulgated or issued by, any Governmental Body.

“Lease” has the meaning set forth in Section 5.10(b).

“Leased Real Property” has the meaning set forth in Section 5.10(b).

“Letter of Transmittal” means the applicable letter of transmittal (and related Tax documents as the Paying Agent may reasonably request) as contemplated by Section 4.1(a).

“Liability” means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise.

“Material Contract” has the meaning set forth in Section 5.12(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Minimum Operating Cash” means $300,000.

“Net Working Capital” means, with respect to the Acquired Companies, the consolidated current assets listed on Exhibit B less the consolidated current liabilities listed on Exhibit B, all determined as of immediately prior to the Closing, in accordance with the Accounting Principles, applied in manner consistent with the Unaudited Financial Statements; provided, however, that notwithstanding the foregoing, for purposes of computing Net Working Capital (i) Cash and Cash Equivalents, (ii) any Indebtedness, (iii) the Company Transaction Expenses, (iv) any and all income tax liabilities, other than Pre-Closing Taxes, shall, in each case, be excluded from the current assets and the current liabilities of the Acquired Companies, as applicable.

“Net Working Capital Adjustment” means the Net Working Capital Deficiency or the Net Working Capital Surplus, as applicable.

“Net Working Capital Deficiency” means the amount by which the Net Working Capital is less than the Target Net Working Capital.

“Net Working Capital Surplus” means the amount by which the Net Working Capital exceeds the Target Net Working Capital.

“Non-Dissenting Stockholders” means, for purposes of Article III and Article IV, each Participating Stockholder that does not properly assert or perfect such holder’s appraisal or dissenters’ rights under Section 262 of the DGCL.

“Normalized EBITDA” has the meaning set forth on Exhibit A hereto.

“Objection” has the meaning set forth in Section 3.6(c).

“Objection Period” has the meaning set forth in Section 3.6(c).

“Open Source Software” means software that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, or Apache Software License).

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice or the Company’s current operating plans.

“Parachute Payment Waiver” has the meaning set forth in Section 8.12.

“Participating Shares” means the shares of Company Preferred Stock outstanding immediately prior to the Effective Time that are entitled to receive Aggregate Merger Consideration pursuant to Section 3.1.

“Participating Stockholder” means a holder of Participating Shares.

“Paying Agent” means PNC Bank, National Association, or any other nationally recognized bank or trust company mutually agreed upon in writing by Buyer and the Company.

“Paying Agent Agreement” means the paying agent agreementto be entered into by the Securityholders’ Representative, Buyer and the Paying Agent prior to Closing, such paying agent agreementto be in the form mutually agreed to by the Parties prior to Closing.

“Permitted Encumbrances” means (a) assets which have been disposed of since the date of the Unaudited Financial Statements in the Ordinary Course of Business, (b) Encumbrances disclosed in the Unaudited Financial Statements, (c) Taxes, fees, assessments or other governmental charges that are not delinquent or remain payable without penalty or which are being contested in good faith, (d) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business, (e) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liabilityto insurance carriers, (f) Encumbrances securing capital lease obligations, (g) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any lease, (h) non-exclusive licenses of Intellectual Property entered into by an Acquired Company in the Ordinary Course of Business or (i) Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act). References to a Person are also to its permitted successors and assigns.

“Personal Information” means any information that can be used to identify a unique natural person (“identify” means that the natural person can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific or related to his or her physical, physiological, mental, economic, cultural or social identity), and is subject to regulation under Privacy Requirements applicable to any Acquired Company.

“Pre-Closing Period” has the meaning set forth in Section 7.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means all accrued and unpaid Tax liabilitiesof the Acquired Companies with respect to any Pre-Closing Tax Period for which Tax Returns are first due (taking into account applicable extensions) after the Closing Date, in jurisdictions where the Acquired Companies have filed Tax Returns for their most recently filed Tax years or have commenced operations in the current Tax year, provided that such Taxes shall be calculated (a) in a manner consistent with past practice of the Acquired Companies (including reporting positions, elections and accounting methods) for preparing such Tax Returns, (b) with respect to any Straddle Period, in accordance with the principles set forth in Section 8.9(e), (c) as of the end of the Closing Date after giving effect to the Contemplated Transactions and taking into account any Transaction Tax Deductions, (d) by excluding (i) any Taxes attributable to Buyer Tax Actions, (ii) any Taxes resulting from any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or its Affiliates, including any such financing or refinancing arrangements entered into in connection with this Agreement, (iii) any liabilities to the extent such liabilities are for accruals or reserves established or required to be established for any contingent income Taxes or with respect to any uncertain Tax positions, and (iv) any deferred Tax liabilities (including any liabilities resulting from book-tax differences) and deferred Tax assets, (e) by including (i) any Tax Attributes (including net operating loss and any net operating loss carryforward) of the Acquired Companies that are attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date and (ii) any estimated payments or overpayments of Taxes and (f) by assuming that any elections available under Section 70302(f)(1) or Section 70302(f)(2) of the One Big Beautiful Bill Act (P.L. 119-21) will be made in a manner that maximizes deductions taken in the Pre-Closing Tax Period.

“Privacy Requirements” has the meaning set forth in Section 5.14.

“Privileged Transaction Materials” has the meaning set forth in Section 12.12(b).

“Processing” has the meaning set forth in Section 5.14.

“Pro Rata Share” means, with respect to any Participating Stockholder, the percentage obtained by dividing (a) the Aggregate Merger Consideration actually received by such Participating Stockholder pursuant to Section 3.2, by (b) the Aggregate Merger Consideration actually received by all Participating Stockholders pursuant to Section 3.1(c).

“Related Party” means, with respect to any specified Person: (a) any director, officer, general partner or managing member of such Person; (b) any Immediate Family member of a Person described in clause (a) (if such Person is a natural Person); or (c) any other Person who holds, individually or together with any Affiliateof such other Person and any member(s) of such Person’s Immediate Family (if such Person is a natural Person), more than ten percent (10%) of the outstanding equity or ownership interests of such specified Person.

“Response Date” has the meaning set forth in Section 3.6(c).

“SEC Documents” has the meaning set forth in Section 6.15.

“Section 280G” has the meaning set forth in Section 8.12.

“Secured Note” means a secured promissory note in the principal amount of $1,750,000 in substantially the form attached hereto as Exhibit D, together with such changes to the terms thereof as the Company shall reasonably request, to be delivered by Buyer at the Closing and which matures on April 30, 2027.

“Securityholders” means the Stockholders.

“Securityholders’ Representative” has the meaning set forth in the Preamble.

“Securityholders’ Representative Group” has the meaning set forth in Section 11.4.

“Senior Management” means Tom Aulet and Alessandra Gotbaum.

“Series D-1 Preferred Stock” means the Series D-1 Convertible Preferred Stock, par value $0.0001 per share, of the Buyer.

“Series D-2 Preferred Stock” means the Series D-2 Convertible Preferred Stock, par value $0.0001 per share, of the Buyer.

“Series D-3 Preferred Stock” means the Series D-3 Convertible Preferred Stock, par value $0.0001 per share, of the Buyer.

“Series Seed-1 Preferred Stock” means the Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Series Seed-2 Preferred Stock” means the Series Seed-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock, par value $0.0001 per share, of the Company.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“SR Agreement” has the meaning set forth in Section 11.1.

“Standard Inbound Agreements” mean (a) license or services agreements for commercially available off-the-shelf software products and cloud services made available to the Acquired Companies on a non-exclusive basis; (b) backup licenses and assignments of Intellectual Property from employees, contractors and consultants granted in connection with providing services to the Acquired Companies; (c) licenses to Open Source Software, (d) customary nondisclosure agreementsentered into by an Acquired Company in the Ordinary Course of Business; (e) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (f) licenses to the Acquired Companies solely for the purpose of enabling an Acquired Company to provide services to the licensor.

“Standard Outbound Agreements” mean: (a) customer agreementsentered into in the Ordinary Course of Business; (b) nondisclosure agreements entered into in the Ordinary Course of Business; (c) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (d) licenses to a service provider solely for the purpose of allowing such service provider to provide services to an Acquired Company.

“Stockholder” means (a) prior to the Effective Time, a holder of shares of Company Capital Stock as of the applicable time, and (b) following or at the Effective Time, a holder of shares of Company Capital Stock as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Stockholder Approval Date” has the meaning set forth in Section 8.17.

“Stockholder Equity Consideration” means that number of duly authorized, validly issued, fully paid and nonassessable shares of Series D-1 Preferred Stock of Buyer having an aggregate stated value of not less than $5,250,000 and not greater than $9,500,000, as determined in accordance with the Certificate of Designation in substantially the form attached hereto as Exhibit E, together with such changes to the terms thereof as the Company shall reasonably request, to be issued at the Closing.

“Stockholder Meeting” has the meaning set forth in Section 8.17.

“Stockholder Meeting Deadline” has the meaning set forth in Section 8.17.

“Stockholder Written Consent” has the meaning set forth in Section 8.1(a).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by such Person.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means an amount equal to negative two million one hundred fifty‑nine thousand dollars ($2,159,000).

“Tax” or “Taxes” means any and all domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, Transfer Taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Attribute” has the meaning set forth in Section 5.8(j).

“Tax Contest” means any claims, assessments, audits, or proceedings with respect to Taxes of the Acquired Companies.

“Tax Returns” means any report, return, document or other filing supplied or required to be supplied to any Governmental Body or jurisdiction (foreign or domestic) with respect to Taxes.

“Termination Date” has the meaning set forth in Section 10.1(c).

“Third Party IP” has the meaning set forth in Section 5.13(b)(iii).

“Top Customer” has the meaning set forth in Section 5.18.

“Top Supplier” has the meaning set forth in Section 5.18.

“Transaction Tax Deductions” means the sum ofall items of loss, deduction or credit, to the extent deductible for Tax purposes and, without duplication, resulting from or attributable to (a) any portion of the Aggregate Merger Consideration that is in the nature of compensation for U.S. federal income Tax purposes (including each Acquired Company’s portion of any employment-related Taxes), (b) any and all deductible amounts incurred in connection with the retirement of Indebtedness at or prior to Closing as contemplated by this Agreement (including each Acquired Company’s portion of any employment-related Taxes), (c) the payment of legal, financial advisory, accounting and other similar fees and expenses of the Acquired Companies (but not of Buyer or Merger Sub) in connection with the Contemplated Transactions, (d) any and all payments of Company Transaction Expenses as contemplated by this Agreement (provided, for purposes of this definition of “Transaction Tax Deductions”, Company Transaction Expenses shall include any such expenses paid prior to the Closing), and (e) any other deductible payments made in connection with the consummation of the Contemplated Transactions. For purposes of this Agreement, the parties agree that seventy percent (70%) of success-based fees paid by the Company shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Tax Deduction.

“Transfer Taxes” has the meaning set forth in Section 8.9.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 5.4(a).

“Vested Company Option” means, as of immediately prior to the Effective Time (after giving effect to any acceleration occurring prior to the Effective Time), an outstanding Company Option to the extent such Company Option is then vested and exercisable.

“Waived 280G Benefits” has the meaning set forth in Section 8.12.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Willful Breach” means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of a specific provision or covenant of this Agreement.

2.

THE MERGER
2.1.
The Merger

. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease,

(b) the Company shall (i) continue as the surviving corporation in the Merger (the “Surviving Company”), (ii) become a wholly-owned Subsidiary of Buyer, and (iii) continue to be governed by the Laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue following the Merger. The Merger shall have the effects specified in this Agreement and the applicable portions of the DGCL.

2.2.
Effective Time

. On the Closing Date, the Company shall duly execute a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) and immediately following the Closing, Buyer shall file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such subsequent time as specified in the Certificate of Merger (the “Effective Time”).

2.3.
Closing

. The closing of the Merger (the “Closing”) shall take place by electronic exchange of documents as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article IX(other than conditions which by their terms are required to be satisfied at the Closing) shall have been satisfied or, if permissible, waived by the party hereto entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on such date as specified by the parties (the “Closing Date”), or on such other date or at such other place as agreed to by the parties hereto.

2.4.
Certificate of Incorporation

. The certificate of incorporationof the Company in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Company until thereafter amended or repealed in accordance with the provisions thereof and applicable Law.

2.5.
Directors and Officers

. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

2.6.
Bylaws

. The bylaws of the Company in effect immediately prior to the Effective Time will be the bylaws of the Surviving Company until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company, and applicable Law.

3.

EFFECT OF THE MERGER ON THE EQUITY INTERESTS
OF THE CONSTITUENT COMPANIES AND CORPORATIONS
3.1.
Effect on Company Shares

. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities:

3.1.1.
each Company Share held in the Company’s treasury or by Buyer or Merger Sub immediately prior to the Effective Time, if any, shall be cancelled and no consideration shall be paid or payable with respect thereto (each such Company Share to be cancelled pursuant to this Section 3.1(a), an “Excluded Share”);
3.1.2.
each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, which shall be cancelled as provided for in Section 3.1(a), and Dissenting Shares which shall have been cancelled as provided for in Section 4.2) shall be cancelled and extinguished, and no consideration shall be paid or payable with respect thereto;
3.1.3.
each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, which shall be cancelled as provided for in Section 3.1(a), and Dissenting Shares, which shall be cancelled as provided for in Section 4.2) shall be cancelled and converted into the right to receive the portion of the Aggregate Merger

Consideration to which such share is entitled pursuant to Section 3.2. The Merger will constitute a “Deemed Liquidation Event” within the meaning of the Company’s Certificate of Incorporation, and the Aggregate Merger Consideration shall be distributed to the Company Series Seed-1 Preferred Stock, the Series Seed-2 Preferred Stock, the Series Seed Preferred Stock, and the Series A Preferred Stock in accordance with the liquidation preference and participation provisions set forth therein.
3.2.
Aggregate Merger Consideration.

Subject to the terms and conditions of this Agreement, the aggregate consideration payable in respect of all Participating Shares issued and outstanding immediately prior to the Effective Time (the “Aggregate Merger Consideration”) shall consist of: (a) the Closing Cash Consideration, (b) the Secured Note, (c) the Stockholder Equity Consideration and (d) the Contingent Cash Consideration, as illustrated on the Consideration Spreadsheet. The Secured Note and the related pledge and security documents shall secure the payment in full of the Secured Note and any Contingent Cash Consideration payable pursuant to this Agreement, and all such amounts shall constitute secured obligations thereunder on a first-priority basis. The Aggregate Merger Consideration shall be payable or issuable by Buyer at the respective times and subject to the requirements and contingencies set forth herein. Except as expressly provided herein or in the Secured Note, no interest shall accrue or be payable in respect of the Aggregate Merger Consideration.

3.3.
Reserved.

3.4.
Management Incentives.
3.5.
At the Closing, Buyer shall issue to Designated Company Associates, and not to the Participating Stockholders generally in their capacity as holders of Company Shares, (i) shares of Series D-2 Preferred Stock of Buyer having an aggregate stated value of $2,000,000 (the “D2 Management Equity”) and (ii) shares of Series D-3 Preferred Stock of Buyer having an aggregate stated value of $1,000,000 (the “D3 Management Equity” and together with the D2 Management Equity, the “Management Equity”), in each case in accordance with the terms of this Agreement and pursuant to employment agreements and/or separate award agreements to be entered into on or prior to the Closing Date. The rights, preferences and privileges of the Series D-2 Preferred Stock and Series D-3 Preferred Stock, including the applicable conversion mechanics, scaling factors and change-of-control provisions, shall be governed by the Certificate of Designation attached hereto substantially in the form agreed in Exhibit E, together with such changes to the terms thereof as the Company shall reasonably request. The Management Equity shall not constitute part of the Aggregate Merger Consideration, shall not be subject to allocation pursuant to Section 3.2, and shall not be distributed in accordance with the liquidation preference or participation provisions of the Company Certificate of Incorporation as in effect immediately prior to the Effective Time. The Consideration Spreadsheet shall also include a separate schedule setting forth the D2 Management Equity and the D3 Management Equity to be issued to Designated Company Associates pursuant to this Section 3.4.
3.6.
Treatment of Company Options and Company Warrants

. At the Effective Time, the Company shall have no Company Options or Company Warrants outstanding and no additional Company Options or Company Warrants may be issued without Buyer’s written approval

3.7.
Pre-Closing Estimates; Post-Closing Adjustment

.

3.7.1.
Estimated Closing Statement. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement setting forth a good faith estimate of (i) the Net Working Capital Deficiency, if any (the “Estimated Net Working Capital Deficiency”), and (ii) the Net Working Capital Surplus, if any (the “Estimated Net Working Capital Surplus”), in each case calculated in accordance with the relevant definitions herein, together with an estimated consolidated unaudited balance sheet of the Acquired Companies as of the close of business on the Closing Date without giving effect to the Contemplated Transactions and in accordance with the Accounting Principles, applied in a manner consistent with the Unaudited Financial Statements (the “Estimated Closing Statement”). The Company may update the Estimated Closing Statement prior to the Closing to reflect any new information (provided, that any such revised Estimated Closing Statement shall be delivered to Buyer no less than one (1) Business Day prior to the Closing Date). The Estimated Net Working Capital Deficiency (if any) and the Estimated Net Working Capital Surplus (if any) set forth in the Estimated Closing Statement, as it may be so updated and revised, shall, subject to the other provisions of this Section 3.6, be used to calculate the Aggregate Merger Consideration.
3.7.2.
Closing Statement. Buyer shall prepare and deliver to the Securityholders’ Representative, not later than forty five (45) days following the Closing Date, a statement setting forth Buyer’s calculation of (i) the Net Working Capital Deficiency (if any), (ii) the Net Working Capital Surplus (if any) and (iii) the Aggregate Merger Consideration based thereon, in each case calculated in accordance with the relevant definitions herein, together with a consolidated unaudited balance sheet of the Acquired Companies as of the close of business on the Closing Date without giving effect to the Contemplated Transactions and in accordance with the Accounting Principles, applied in a manner consistent with the Unaudited Financial Statements (the “Closing Statement”). If Buyer fails to deliver the Closing Statement within forty five (45) days following the Closing Date, then, at the

Securityholders’ Representative’s election, (A) the Net Working Capital and the Aggregate Merger Considerationwill be deemed to be the amounts provided by the Company in the Estimated Closing Statement, there shall be no adjustment to the Aggregate Merger Considerationor (B) the Securityholders’ Representative may unilaterally engage the Accounting Referee for an independent determination of the Net Working Capital and the Aggregate Merger Consideration, and without advocacy by any party, and such amounts determined in accordance with (A) or (B) above will be exclusive, final and binding on all of Buyer and the Securityholders’ Representative for all purposes of this Agreement.
3.7.3.
Contingent Cash Consideration Statement. Buyer shall prepare and deliver to the Securityholders’ Representative, not later than March 1, 2027, a written statement setting forth the calculation of Contingent Cash Consideration and reasonable supporting documentation thereof (the “Contingent Cash Consideration Statement”).
3.7.4.
Objection and Dispute Period. The Securityholders’ Representative shall have thirty (30) days from its receipt of the Closing Statement or the Contingent Cash Consideration Statement, as applicable (the “Objection Period”) to review the Closing Statement or Contingent Cash Consideration Statement, as applicable. Buyer shall grant the Securityholders’ Representative access at reasonable times and places and upon reasonable advance notice to all books, records and employees of the Surviving Company and its Subsidiaries as reasonably requested by the Securityholders’ Representative in connection with its review of the Closing Statement or Contingent Cash Consideration Statement. Prior to the expiration of the applicable Objection Period, the Securityholders’ Representative, on behalf of all Securityholders, shall have informed Buyer in writing of (i) its agreement with the applicable statement and the calculations set forth therein (including, in the case of the Closing Statement, the Aggregate Merger Consideration and the components thereof, and in the case of the Contingent Cash Consideration Statement, the Contingent Cash Consideration and components thereof) which shall become final and binding upon Buyer and the Securityholders thereupon, or (ii) any disagreement it may have with the Closing Statement or Contingent Cash Consideration Statement, as applicable (the “Objection”), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”). Buyer shall have thirty (30) days from the date on which it receives the Objection (the date on which such thirty (30) day period ends, the “Response Date”) to review and respond to such Objection. If Buyer and the Securityholders’ Representative are able to negotiate a mutually agreeable resolution of each Disputed Item, and each signs a certificate to that effect, the applicable statement, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. If any Disputed Items have not been resolved by the Response Date, either Buyer or the Securityholders’ Representative may refer such Disputed Items to a mutually selected nationally recognized independent accountant (the “Accounting Referee”) to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall be directed to make a determination of the Disputed Items in accordance with Section 3.6(e)promptly, but no later than thirty (30) days, after acceptance of its appointment. Buyer and the Securityholders’ Representative agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 3.6(d)within ten (10) Business Days after the Response Date, including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other reasonable and customary terms of such engagement. Buyer and the Securityholders Representative shall make readily available to the Accounting Referee all relevant books, records and employees of the Surviving Company and its Subsidiaries that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items. Buyer shall pay any undisputed portion of the Contingent Cash Consideration on April 30, 2027, and any disputed portion within five (5) Business Days following the final determination thereof pursuant to this Section 3.6.
3.7.5.
Accounting Referee. If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 3.6(d), the Accounting Referee shall determine only with respect to the Disputed Items that remain in dispute and were submitted in the notice of Objection whether and to what extent, if any, the Aggregate Merger Consideration and the components thereof set forth in the Closing Statement or the Contingent Cash Consideration set forth in the Contingent Cash Consideration Statement require adjustment. With respect to each Disputed Item, the Accounting Referee’s determination shall be within the range of values assigned to such Disputed Item by Buyer and the Securityholders’ Representative. Any finding by the Accounting Referee shall be (i) a reasoned award stating in reasonable detail the findings of fact on which it is based, (ii) final, non-appealable and binding upon the parties hereto (except in the case of Fraud or manifest error) and (iii) the sole and exclusive remedy between the parties hereto regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Buyer and the Securityholders’ Representative (on behalf of the Securityholders) in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Buyer or the Securityholders’ Representative, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. For example, should the items in dispute total $1,000 and the Accounting Referee awards $600 in favor of the Securityholders’ Representative’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Securityholders’ Representative. Each of Buyer and the Securityholders’ Representative (on behalf of the Securityholders) shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 3.6.
3.7.6.
Payment of Adjustments.
3.7.6.1.
If, upon the final determination of the Aggregate Merger Consideration and the components thereof as provided in Section 3.6(c) or Section 3.6(d) (the “Final Aggregate Merger Consideration”),

the Aggregate Merger Considerationset forth in the Estimated Closing Statement differs from the Final Aggregate Merger Consideration, then:
(a)
If the Final Aggregate Merger Consideration exceeds the Aggregate Merger Consideration reflected in the Estimated Closing Statement, the principal amount outstanding under the Secured Note shall automatically be increased by the amount of such excess, effective upon such determination.
(b)
If the Final Aggregate Merger Consideration is less than the Aggregate Merger Consideration reflected in the Estimated Closing Statement, the principal amount outstanding under the Secured Note shall automatically be reduced by the amount of such shortfall.
(c)
Any adjustment to the principal amount of the Secured Note pursuant to this Section 3.6(e) shall be effected by written confirmation executed by Buyer and the Securityholders’ Representative and shall not require any separate cash payment between the parties.
(d)
For clarity, except for Fraud committed by one of the parties hereto, the process set forth in this Section 3.6 shall be the exclusive remedy of Buyer and the Stockholders or Securityholders’ Representative for disputes related to the Closing Statement, the Net Working Capital and the Aggregate Merger Consideration, and the other adjustments contemplated by Section 3.6, and no Person shall have any right to any amounts under this Agreement for matters contemplated or covered by this Section 3.6.
3.8.
Consideration Spreadsheet

. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Paying Agent the consideration spreadsheet (the “Consideration Spreadsheet”) completed to include all of the following information:

3.8.1.
(i) the Estimated Net Working Capital Deficiency or the Estimated Net Working Capital Surplus, as applicable (together with a breakdown thereof); (ii) the Aggregate Merger Consideration; (iii) the allocation to each Participating Stockholder pursuant to Section 3.1(c) and the Company’s Certificate of Incorporation and (iv) Fully Diluted Shares.
3.8.2.
with respect to each Participating Stockholder holding Participating Shares outstanding immediately prior to the Effective Time: (i) the name and email address (or mailing address of record) of such Stockholder; (ii) the number of Company Shares held by such Stockholder; and (iii) the consideration that such Stockholder is entitled to receive pursuant to Section 3.1(c).
4.

CLOSING PAYMENTS; DISSENTING SHARES
4.1.
Payment of Merger Consideration

.

4.1.1.
Prior to the Closing, the Parties will mutually agree on a form of Letter of Transmittal (which specifies that delivery shall be effected, and risk of loss and title to each share of Company Preferred Stock shall pass only upon delivery to the Paying Agent of a duly executed Letter of Transmittal; and such other Tax documents as the Paying Agent may reasonably request) and instructions for use in effecting the surrender of Participating Shares in exchange for a cash payment of the Aggregate Merger Consideration at or in connection with the Closing as more fully described herein. As soon as reasonably practicable, but in no event later than five (5) days after, the date hereof, Buyer shall, or shall cause the Paying Agent to, send by electronic mail to each record Stockholder who has not previously submitted a duly executed Letter of Transmittal a form of Letter of Transmittal.
4.1.2.
If a Stockholder provides to Buyer (or the Paying Agent) a duly executed Letter of Transmittal at least one (1) Business Day prior to the Closing Date, then Buyer shall cause the Paying Agent to pay to such Stockholder within one (1) Business Day following the Closing Date the consideration specified in Section 3.1(c). If a Stockholder provides to Buyer (or the Paying Agent) a duly executed Letter of Transmittal any time on or after two (2) Business Days prior to the Closing Date, then such Stockholder shall be paid by the Paying Agent as soon as reasonably practicable, and in any event within one (1) Business Day thereafter, the consideration specified in Section 3.1(c). No interest will be paid or accrued on the Aggregate Merger Consideration payable in respect of the Company Shares exchanged pursuant to this Section 4.1(b). If payment is to be made to a Person other than the Person in whose name the Company Shares are registered in the books and records of the Company as of immediately prior to the Effective Time, it shall be a condition to such payment that the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment being made in a name other than that of the registered holder of such Company Shares so surrendered or has established to the satisfaction of Buyer that such Tax either has been paid or is not payable.

4.1.3.
The Buyer will issue (i) shares of Series D-1 Preferred Stock to the Participating Stockholders and (ii) shares of Series D-2 Preferred Stock and Series D-3 Preferred Stock to Designated Company Associates pursuant to Section 3.4, in each case as applicable.
4.1.4.
Fractional Shares. No certificates or scrip representing fractional shares of Buyer Preferred Stock shall be issued to Participating Stockholders on the surrender for exchange of Participating Shares, and such Participating Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Buyer with respect to any fractional shares of Buyer Preferred Stock that would have otherwise been issued to such Participating Stockholders. In lieu of any fractional shares of Buyer Preferred Stock that would have otherwise been issuable, each Participating Stockholder that would have been entitled to receive a fractional share shall, upon proper surrender of such Participating Shares, receive in cash the fair value of such fraction of a share, which shall be deemed to be $1.00 per whole share.
4.1.5.
Any portion of the amounts paid by Buyer to the Paying Agent pursuant to Section 3.7 for payment to the Securityholders which remains undistributed to the Securityholders on the date that is six (6) months after the Effective Time shall be delivered to Buyer or the Surviving Company (at the direction of Buyer), and any Securityholders who have not theretofore complied with this Article IVshall thereafter look only to the Surviving Company (as general unsecured creditors thereof) for their respective portion of the Aggregate Merger Considerationand any other amounts payable under Article IV, and the Surviving Company shall, upon the request of any such former Securityholder after complying with the requirements set forth in this Article IV, including delivery of any Letter of Transmittal, promptly pay to such former Securityholder the portion of the Aggregate Merger Considerationto which such former Securityholder is entitled pursuant to Section 3.1 or Section 3.5.
4.1.6.
At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.
4.2.
Appraisal Rights.
4.2.1.
Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”) (i) have not consented as part of the Stockholder Written Consent to adopt and approve this Agreement or otherwise waived their rights to appraisal, (ii) shall have demanded appraisal for such shares and complied in all respects with the Appraisal Rights Provisions and (iii) shall not have effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Dissenting Shares”), will not be converted as described in Section 3.1(c), but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all Company Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and retired and to have been converted, as of the Effective Time, into the right to receive the Aggregate Merger Consideration provided for in Section 3.1(c). Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. The Company shall give Buyer and Merger Sub prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to Company Shares and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands.
4.2.2.
Each dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Company (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such Company Shares shall be cancelled.
4.3.
Withholding

. Notwithstanding anything to the contrary contained in this Agreement, each of the Paying Agent, Buyer and the Surviving Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the event that Buyer becomes aware that any such withholding or deduction is required, Buyer shall notify the applicable payee(s) at least five (5) Business Days prior to the Closing Date or any subsequent date that the applicable payment is to be made and shall cooperate in good faith with the applicable payee(s) to mitigate any such withholding.

5.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedules and subject to Section 13.2, the Company hereby makes to Buyer and Merger Sub the representations and warranties contained in this Article V as of the date of this Agreement.

5.1.
Organization; Authority

.

5.1.1.
The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign entity under the Laws of each jurisdiction listed on Schedule 5.1(a) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be materially adverse to the Acquired Companies taken as a whole. The Company has made available to Buyer accurate and complete copies of the Charter Documents of each Acquired Company, as amended to date and currently in effect.
5.1.2.
The Company has the corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Written Consent, to perform its obligations hereunder. The execution and delivery of this Agreement, and, to the extent required, the performance by the Company of its obligations hereunder and the consummation of the Contemplated Transactions to which it is a party, have been duly authorized by the Company Board. The Company Board has: (i) determined that the Merger is advisable and in the best interests of the Company and its Stockholders; (ii) approved this Agreement; and (iii) recommended the adoption of this Agreement by the holders of Company Shares and directed that this Agreement and the Merger be submitted for consideration by the Stockholders in accordance with Section 8.1. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Buyer and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.1.3.
The Company has no Subsidiaries. Except for the equity interests identified on Schedule 5.1(c), the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity, voting, beneficial or ownership interest in, any other Person, and the Company has not agreed or is obligated to make any future investment in or capital contribution to any Person.
5.2.
Capitalization

.

5.2.1.
As of the date of this Agreement, the authorized Company Capital Stock consists of (a) 14,300,000 shares of Company Common Stock, of which 5,925,471 shares are issued and outstanding, and (b) 6,242,940 shares of Company Preferred Stock, of which 838,870 shares are designated Series Seed-1 Preferred Stock (all of which are issued and outstanding), 1,190,150 shares are designated Series Seed-2 Preferred Stock (all of which are issued and outstanding), 2,188,339 shares are designated Series Seed Preferred Stock (all of which are issued and outstanding), and 2,025,581 shares are designated Series A Preferred Stock (2,017,423 of which are issued and outstanding). As of the date of this Agreement, such Company Shares are held of record by the Persons listed on Schedule 5.2(a)(i). All of the issued and outstanding Company Shares have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the 2019 Plan, the 2020 Plan, the Company’s Charter Documents, or as set forth on Schedule 5.2(a)(ii), there are no agreements to which the Company is a party with respect to the voting of any Company Shares or restricting the transfer of any such Company Shares.
5.2.2.
As of the date of this Agreement, the Company has reserved (i) 372,877 Company Shares for issuance under the 2019 Plan, and (ii) 1,498,908 Company Shares for issuance under the 2020 Plan, pursuant to which Company Options to purchase an aggregate of 554,398 Company Shares are outstanding, and 827,958 Company Shares and 27,788 Company Shares remain available for future grants under the 2020 Plan and 2019 Plan, respectively. Schedule 5.2(b)accurately sets forth, with respect to each Company Option outstanding as of the date of this Agreement: (A) the name of the holder of such Company Option; (B) the number of Company Shares subject to such Company Option; (C) the date of grant; and (D) the exercise price per Company Share. Each issuance of a Company Option has been duly authorized by all necessary corporate action, including approval by the Company Board (or a duly constituted and authorized committee thereof).
5.2.3.
Schedule 5.2(c) sets forth each warrant or other right to acquire any Company Capital Stock that is outstanding as of the date of this Agreement, including the number and type of Company Shares subject thereto and the holder thereof.

5.3.
Noncontravention

.

5.3.1.
Except as set forth on Schedule 5.3(a) and subject to the adoption and approval of this Agreement by the Stockholders holding the requisite Company Shares, the execution and delivery by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions to which the Company is a party in accordance with the terms hereof do not: (i) materially violate, materially conflict with or result in a material default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under, or result in the acceleration or loss of any material right under, any Material Contract; (ii) conflict with, or result in any violation of, any provision of the Charter Documents of any Acquired Company; or (iii) materially violate or result in a material violation of, or constitute a material default under (whether after the giving of notice, lapse of time or both), any provision of any Law, or any order of, any court or other Governmental Body applicable to the Acquired Companies.
5.3.2.
Except as set forth on Schedule 5.3(b), no notice to, declaration or filing with, or consent or approval of any Governmental Body is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions to which the Company is a party in accordance with the terms hereof, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) any additional notice, declaration or filing with, or consent or approval of, any Governmental Body, either already made or obtained or where the failure to notify, declare, file or obtain the approval thereof would not be materially adverse to the Acquired Companies taken as a whole.
5.4.
Financial Statements; No Undisclosed Liabilities

.

5.4.1.
Set forth on Schedule 5.4(a) are (i) the audited balance sheet of the Acquired Companies (on a consolidated basis) as of December 31, 2023 and December 31, 2024 and the related statements of income and cash flows for the fiscal years then ended (collectively, the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Acquired Companies (on a consolidated basis) as of the Base Balance Sheet Date and the related statements of income and cash flow for the fiscal year then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).
5.4.2.
The Financial Statements fairly present in all material respects, in accordance with GAAP, the financial position of the Acquired Companies as of the dates thereof and the results of operations and cash flows of the Acquired Companies as of the times and for the periods referred to therein, subject, in the case of the Unaudited Financial Statements, to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.
5.4.3.
Except as set forth on Schedule 5.4(c), the Acquired Companies do not have any Liabilities of the type required to be accrued on or reserved on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) set forth on the Unaudited Financial Statements, (ii) arising since the Base Balance Sheet Date in the Ordinary Course of Business, (iii) that would not, individually or in the aggregate, be material to the Acquired Companies taken as a whole, (iv) incurred in connection with the Contemplated Transactions (including Company Transaction Expenses), (v) obligations to perform under the Contracts to which it is a party (but not Liabilities for breaches thereof), or (vi) reflected in or included in the calculation of the Estimated Closing Statement.
5.5.
Accounts Receivable

. In all material respects, all of the Accounts Receivable of the Acquired Companies arose in the Ordinary Course of Business. No material unresolved request or agreement for deduction or discount has been made with respect to any Accounts Receivable of the Acquired Companies.

5.6.
Absence of Material Adverse Effect or Other Changes

. From the Base Balance Sheet Date until the date hereof, the Acquired Companies have conducted the Business in all material respects in the Ordinary Course of Business. Except as set forth on Schedule 5.6 (and excluding Employee Benefit Plans), from the Base Balance Sheet Date until the date hereof, the Company has not:

5.6.1.
paid or declared any dividends or other distributions on its equity interests, or purchased, redeemed or otherwise acquired any of its equity interests;
5.6.2.
made a material change in the accounting methods or accounting practices used by the Acquired Companies (except to the extent reflected in the Financial Statements);
5.6.3.
acquired by merger, consolidation or otherwise, substantially all of the assets, equity interests or the business of any other Person outside of the Ordinary Course of Business;
5.6.4.
entered into or agreed to any merger or consolidation with any Person;

5.6.5.
adopted a plan of complete or partial liquidation or authorized a dissolution;
5.6.6.
made any changes or amendments to its Charter Documents;
5.6.7.
terminated, materially modified or cancelled any Material Contract outside of the Ordinary Course of Business;
5.6.8.
incurred or guaranteed any Indebtedness for borrowed money in excess of $100,000 in the aggregate outside of the Ordinary Course of Business;
5.6.9.
made any loans or advances to any Persons, except to employees and extensions of credit to customers, in each case, in the Ordinary Course of Business;
5.6.10.
entered or negotiated any collective bargaining agreement or similar Contract with any labor union or labor organization; or
5.6.11.
entered any agreement to do any of the foregoing, and there has been no action or omission by the Company that would, to the knowledge of the Company, result in any of the foregoing.
5.7.
Litigation

. Except as set forth on Schedule 5.7(i), as of the date of this Agreement, none of the Acquired Companies is, nor in the last two (2) years prior to the date of this Agreement has been a party (either as a plaintiff or defendant) to any litigation, action, suit, proceeding, claim or arbitration or, to the Company’s knowledge, the subject of an investigation, in each case by or before any Governmental Body pending or, to the Company’s knowledge, threatened in writing, against any Acquired Company (excluding any routine audits to which the Acquired Companies are subject in the Ordinary Course of Business). Except as set forth on Schedule 5.7(ii), as of the date of this Agreement, none of the Acquired Companies is a named subject of any material outstanding writ, order, judgment, injunction or decree of any Governmental Body. Schedule 5.7(iii) lists each legal proceeding that any Acquired Company has commenced against any other Person in the last two (2) years prior to the date of this Agreement.

5.8.
Taxes

.

5.8.1.
Each of the Acquired Companies has timely filed all income and other material Tax Returns (excluding any Tax Return for which the Tax liabilities that would be reported as due and payable on such Tax Return is recorded on the Financial Statements) required to be filed by it for any taxable period ending on or before the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Acquired Companies.
5.8.2.
Each of the Acquired Companies has paid or caused to be paid all Taxes shown as due and owing on any Tax Return.
5.8.3.
Neither the Internal Revenue Service (the “IRS”) nor any other Governmental Body has asserted by written notice to the Acquired Companies any deficiency or claim for any material amount of Taxes that has not been fully paid and resolved.
5.8.4.
No U.S. federal, state or local or non-U.S. audits or other administrative proceedings or court proceedings with regard to any material Taxes or Tax Returns of the Acquired Companies is ongoing and none of the Acquired Companies have received a written notice prior to the date of this Agreement of any pending or threatened audits or proceedings.
5.8.5.
None of the Acquired Companies have been granted any currently-effective waiver of any statute of limitations with respect to, or any extension of period for the assessment of, any material Tax other than in connection with any extension to file a Tax Return for which no approval is required.
5.8.6.
No claim has been made in writing by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are subject to taxation by that jurisdiction.
5.8.7.
There are no Encumbrances for Taxes upon the assets of the Acquired Companies, except for Permitted Encumbrances.
5.8.8.
None of the Acquired Companies are bound by any Tax allocation or Tax sharing agreementwith any Person, in each case other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes (including leases, licenses or credit agreements).
5.8.9.
None of the Acquired Companies (A) has been a member of a combined, consolidated, affiliateor unitary group for Tax purposes (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by contract (other than Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).
5.8.10.
None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code.
5.8.11.
The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
5.9.
Employee Benefit Plans

.

5.9.1.
Schedule 5.9(a) contains a true and correct list of each material Employee Benefit Plan.
5.9.2.
(i) Each Employee Benefit Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including ERISA, the Code, and the Affordable Care Act. (ii) No Action (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan. (iii) All payments or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Laws.
5.9.3.
Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination.
5.9.4.
Neither the Company nor any ERISA Affiliate currently or in the past two (2) years has maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).
5.9.5.
Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions to which the Company is a party would (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company; or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), excluding, in each case the effect of any Buyer Arrangements.
5.9.6.
The representations and warranties contained in this Section 5.9 are the Company’s sole representations and warranties with respect to employee benefit matters.
5.10.
Real and Personal Property

.

5.10.1.
No Acquired Company owns any real property.
5.10.2.
Schedule 5.10(b) sets forth a list of all real property leased by the Acquired Companies (the “Leased Real Property”). All leases relating to the Leased Real Property are identified on Schedule 5.10(b) (each, a “Lease” and collectively, the “Leases”). Copies of all Leases have been made available to Buyer. With respect to each Lease listed on Schedule 5.10(b):
5.10.2.1.
such Lease is a valid and enforceable Contract against the applicable Acquired Company, and to the knowledge of the Company, the counterparty to such Lease, subject in each case to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, except as such enforceability may be limited by bankruptcy, insolvency, organization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity);
5.10.2.2.
none of the Acquired Companies is in material default under such Lease nor, to the Company’s knowledge, is any other party in material default under such Lease;
5.10.2.3.
the tenant thereunder enjoys peaceful, exclusive and undisturbed use and possession in all material respects of the demised premises thereunder; and

5.10.2.4.
no Acquired Company has subleased or otherwise granted to any person the right to use or occupy such Lease.
5.10.3.
The Leased Real Property is: (i) to the Company’s knowledge, in good and safe operating condition and repair in all material respects, and free from any material structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) available for use in and sufficient for the purposes and current demands of the Business and operation of the Acquired Companies as currently conducted.
5.10.4.
Except as set forth on Schedule 5.10(d) or as specifically disclosed in the Unaudited Financial Statements, and except with respect to leased personal property, the Acquired Companies have good title to all of the tangible personal property and assets which are shown on the Unaudited Financial Statements or have been acquired after the date of such Unaudited Financial Statements, free and clear of any Encumbrances, except for Permitted Encumbrances.
5.11.
Labor and Employment Matters

.

5.11.1.
The Company has made available to Buyer a complete list of all employees of the Acquired Companies as of the date hereof, including each such employee’s: position or title, annualized base salary or hourly wage rate (as applicable), annual commission opportunity (as applicable), date of hire, businesslocation; and classification as exempt or non-exempt for wage and hour purposes.
5.11.2.
Schedule 5.11(b) contains a list of all individual independent contractors, consultants, temporary workers or leased workers of the Acquired Companies (“Contingent Workers”) as of the date hereof.
5.11.3.
To the knowledge of the Company, and except as would not reasonably be expected to result in a Company Material Adverse Effect, the Acquired Companies are in compliance and have been in compliance for the last two (2) years with all applicable Laws pertaining to labor, employment, employment practices, restrictive covenants, pay equity, background checks, equal opportunity, harassment, discrimination, retaliation, termination or discharge, overtime pay, payroll documents and wage statements, work place safety and health, affirmative action, workers’ compensation, disability, unemployment compensation, plant closings and layoffs, whistleblower protection, labor relations and collective bargaining, immigration, and wages and hours, including with respect to the classification of employees as exempt or nonexempt for purposes of applicable Law.
5.11.4.
There are no Actions against any Acquired Company pending, or to the knowledge of the Company, threatened in writing to be brought or filed, by or with any judicial, arbitral, regulatory or administrative forum, or under any private dispute resolution procedure in connection with employment or labor matters.
5.11.5.
Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Acquired Companies are not delinquent in payments to any of their respective employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed by them.
5.11.6.
The representations and warranties contained in this Section 5.11 are the Company’s sole representations and warranties with respect to labor and employment matters.
5.12.
Contracts and Commitments

.

5.12.1.
Schedule 5.12(a) sets forth a true and correct list of the following Contracts to which any Acquired Company is a party or by which any Acquired Company is otherwise bound as of the date hereof, in each case, pursuant to which any Acquired Company has outstanding executory obligations (other than the Employee Benefit Plans) (collectively, the “Material Contracts”):
5.12.1.1.
all Leases;
5.12.1.2.
all lease or other agreementunder which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $150,000 that is not terminable by the applicable Acquired Company upon notice of sixty (60) days or less for a cost of $50,000 or less;
5.12.1.3.
all Contracts in which such Acquired Company has granted “most favored nation” or exclusive rights with respect to marketing, distribution or territory;

5.12.1.4.
all Contracts containing covenants limiting or restraining in any material respect the freedom of any Acquired Company or their respective successors to engage in any line or type of business or to compete with any Person, including non-competition agreements;
5.12.1.5.
all Contracts with any Governmental Body;
5.12.1.6.
all Contracts under which any Acquired Company has borrowed or has a right to borrow any money or issued any note, indenture, or other evidence of indebtedness or guaranteed liabilities of others (other than endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales agreements, in each case in the Ordinary Course of Business);
5.12.1.7.
all Contracts relating to any Acquired Company’s ownership of or investments in any Person or any business or enterprise other than the Business (including investments in joint ventures and minority equity investments);
5.12.1.8.
all Contracts under which any Acquired Company is licensed or otherwise granted rights by others in Intellectual Property, other than Standard Inbound Agreements;
5.12.1.9.
all Contracts under which any Acquired Company has licensed or otherwise granted rights to others under any Company Intellectual Property other than Standard Outbound Agreements; and
5.12.1.10.
all Contracts relating to the acquisition or sale of any material assets or property (real, personal, tangible or intangible) other than in the Ordinary Course of Business.
5.12.2.
The Company has provided to Buyer a true and correct copy of each Material Contract, including all amendments thereto. Each Material Contract is in full force and effect and is a valid, binding and enforceable obligation of the Acquired Companies, and, to the knowledge of the Company, each of the other parties thereto. As of the date hereof, no Acquired Company (i) is (with or without the lapse of time or the giving of notice, or both) in material breach of any Material Contract and (ii) has received any written notice regarding any actual or alleged violation or breach of or default under, any Material Contract. As of the date hereof, none of the Material Contracts has been cancelled or otherwise terminated (except for expirations pursuant to the terms thereof and terminations requested by the Acquired Companies), and, to the knowledge of the Company, no Acquired Company has received any written notice from any Person regarding any such cancellation or termination.
5.13.
Intellectual Property

.

5.13.1.
Schedule 5.13(a) lists all Patents, Marks and Copyrights in each case owned by any Acquired Company (the “Company Registered Intellectual Property”).
5.13.2.
Except as set forth in Schedule 5.13(b):
5.13.2.1.
the Acquired Companies exclusively own the Company Registered Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances;
5.13.2.2.
the Company Registered Intellectual Property have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned (except for such issuances, registrations or applications that the Acquired Companies have permitted to expire or has cancelled or abandoned in its reasonable business judgment) and, to the knowledge of the Company, are valid (or with respect to applications, validly applied for) and enforceable;
5.13.2.3.
there are no pending or, to the knowledge of the Company, threatened claims against any Acquired Company alleging that the operation of the Business infringes, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property (“Third Party IP”) or that any of the Company Intellectual Property is invalid or unenforceable;
5.13.2.4.
to the knowledge of the Company, the operation of the Business does not infringe, misappropriate or otherwise violate any Third Party IP;

5.13.2.5.
to the knowledge of the Company, there is no infringement or violation by any Person of any of the Company Intellectual Property;
5.13.2.6.
all employees and contractors of any Acquired Company who have contributed to the development of any material Company Intellectual Property have assigned to the applicable Acquired Company all right, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information created in the provision of services on behalf of the applicable Acquired Company and (B) Intellectual Property relating thereto; and
5.13.2.7.
the Acquired Companies have taken commercially reasonable security measures to protect the secrecy of all Trade Secrets owned by the Acquired Companies.
5.13.3.
No Open Source Software has been incorporated into any software product or service currently made commercially available by the Acquired Companies in a manner that obligates the Acquired Companies to (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service (the “Company Source Code”), other than the applicable Open Source Software, (ii) grant any immunity rights under any Patents owned by the Acquired Companies or (iii) restrict the consideration to be charged for any such software product or service.
5.13.4.
The Acquired Companies have not disclosed, delivered or licensed to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code other than disclosures to employees and contractors engaged by an Acquired Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by any Acquired Company of any Company Source Code, to employees and contractors engaged by an Acquired Company.
5.13.5.
No funding, facilities, or personnel of any Governmental Body or university, college, or other educational institution or research center was used directly or indirectly in the development of any Company Intellectual Property in such a manner as to materially adversely impact the Acquired Companies’ rights in any such Company Intellectual Property.
5.13.6.
The Acquired Companies have implemented and abide by commercially reasonable standards consistent with industry standards for companies providing similar services to protect the Company IT Assets from unauthorized disclosure, use or modification and to maintain the security, integrity and continuous operation of the Company IT Assets. The Company IT Assets (i) are in good working order and materially function in accordance with all applicable documentation and specifications, (ii) are maintained and supported in accordance with standard industry practice, and (iii) to the knowledge of the Company, in the past two (2) years, have not materially malfunctioned or had a material failure (except as has been remedied in a commercially reasonable manner).
5.14.
Privacy Matters

. To the Company’s knowledge, each of the Acquired Companies is, and during the past two (2) years, has been in compliance in all material respects with (a) all applicable data protection, privacy and information security Laws governing the collection, protection, transport, storage, transfer, use, access, sharing, disclosure, destruction and processing (“Processing”) of Personal Information and (b) the Acquired Company’s published privacy policy (collectively, “Privacy Requirements”). The Acquired Companies take reasonable measures designed to protect the privacy and security of all Personal Information. The representations and warranties contained in this Section 5.14 are the Company’s sole representations and warranties with respect to privacy and data security matters.

5.15.
Environmental Matters

.

5.15.1.
The Acquired Companies are, and for the past two (2) years have been, in compliance in all material respects with Environmental Requirements and possess all permits, authorizations and approvals required pursuant to applicable Environmental Requirements, in each case in connection with owning, using, maintaining, or operating their respective business or assets.
5.15.2.
The Acquired Companies have not received any written notice regarding any actual or alleged violations of Environmental Requirements, or any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental Requirements. To the Company’s knowledge, no Action is threatened against any Acquired Company alleging any violation of or Liability under any Environmental Requirements.
5.15.3.
The representations and warranties contained in this Section 5.15 are the Company’s sole representations and warranties with respect to environmental matters.
5.16.
Insurance

. Schedule 5.16 lists each insurance policy maintained by the Acquired Companies with respect to the properties, assets, business, operations and employees of the Acquired Companies (the “Insurance Policies”). None of the Acquired Companies have received any written notice of cancellation or nonrenewal or intent to cancel or not renew with respect to the Insurance Policies.

5.17.
Legal Compliance

. The Acquired Companies are, and for the past two (2) years have been, in compliance in all material respects with all Laws applicable to the ownership and operation of the Business and assets of the Acquired Companies, including the possession of all permits, licenses, registrations and authorizations of Governmental Bodies required under applicable Law for the operation of the Business, each of which are valid and in full force and effect. During the past two years, the Acquired Companies have not received any written notification from any Governmental Body that there is an investigation or review pending by such Governmental Bodies or alleging a violation of any Law.

5.18.
Top Customer and Top Suppliers

. Schedule 5.18 sets forth a true and correct list of the names of (a) the largest customer of the Acquired Companies, taken as a whole (the “Top Customer”) and (b) the ten (10) largest suppliers of the Acquired Companies, taken as a whole, (the “Top Suppliers”), in each case, during the year ended December 31, 2025. Except as set forth on Schedule 5.18, to the knowledge of the Company, none of the Acquired Companies have received written notice from the Top Customer or any Top Supplier whose name appears on Schedule 5.18 prior to the date hereof that (i) such Top Customer or Top Supplier will not continue or intends not to continue its relationship with the Business, (ii) such Top Customer or Top Supplier intends to materially reduce the use of services provided by or to the Acquired Companies or (iii) such Top Customer or Top Supplier desires to renegotiate its Contract in effect as of the date hereof with the Acquired Companies or the terms on which the Acquired Companies provide or receive services to or from such Top Customer or Top Supplier.

5.19.
No Brokers

. Except as set forth on Schedule 5.19, no Acquired Company has entered into any Contract with any Person or firm that may result in the obligation of any Acquired Company or Buyer or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger.

5.20.
Related Party Transactions

. Except as set forth in Schedule 5.20, to the Company’s knowledge, no Related Party of the Company has any financial interest in any material transaction with the Acquired Companies or involving any material assets or property of the Acquired Companies, other than (a) transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms, (b) transactions in connection with a Related Party’s providing services to the Acquired Companies, (c) Contracts with employees and consultants of the Acquired Companies related to wages, bonuses, employee benefits, other compensation or other employment matters in the Ordinary Course of Business and (d) Contracts relating to the issuance of securities of the Company.

5.21.
Disclaimer of Other Representations and Warranties

.

5.21.1.
Except as otherwise expressly set forth in this Article V, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Acquired Companies, their respective businesses and affairs or the Contemplated Transactions.
5.21.2.
Without limiting the generality of the foregoing, neither the Company nor any representative of the Company, nor any of its or any other Acquired Company’s employees, officers, directors, agents or securityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Acquired Companies that have been made available to Buyer or Merger Sub, including due diligence materials, or in any presentation of the business and affairs of the Acquired Companies by the management of the Acquired Companies or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Acquired Companies or their representatives, are not and shall not be deemed to be or be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions.
6.

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth on the Buyer Disclosure Schedules and subject to Section 13.3, Buyer and Merger Sub hereby jointly and severally make to the Company the representations and warranties contained in this Article VI as of the date of this Agreement.

6.1.
Organization

. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and each has all requisite companyor corporate power and authority to own, operate, lease and encumber its properties and to carry on its respective business as currently conducted. Merger Sub is a wholly-owned Subsidiary of Buyer.

6.2.
Authority

. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of this Agreement, and the performance by Buyer and Merger Sub of their respective obligations hereunder and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action by the board of directors of Buyer and the board of directors and sole stockholder of Merger Sub. No other action on the part of Buyer or Merger Sub is necessary to authorize the execution and delivery by Buyer or Merger Sub of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Buyer and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3.
Capitalization

.

6.3.1.
As of the date of this Agreement, the authorized Buyer Capital Stock consists of (a) 900,000,000 shares of Buyer Common Stock, of which 5,253,081 shares are issued and outstanding, and (b) 200,000,000 shares of Buyer’s Preferred Stock, (i) 10,000,000 of which shares have been designated as Series A Preferred Stock, with 4,414,745 of such shares issued and outstanding, (ii) 1,500,000 of which shares have been designated as Series B Preferred Stock, with 408,775 of such shares issued and outstanding, and (iii) 5,000,000 of which shares have been designated as Series C Preferred Stock, with 1,534,921 of such shares are issued and outstanding, and (iv) 1,300,000 of which shares have been designated as Series E Preferred Stock, with 1,300,000 of such shares are issued and outstanding. All of the issued and outstanding Buyer Capital Stock has been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Buyer’s Charter Documents, or as set forth on Schedule 6.3(a), there are no agreements to which Buyer is a party with respect to the voting of any Buyer Capital Stock or restricting the transfer of any such shares of Buyer Capital Stock.
6.3.2.
Schedule 6.3(b) sets forth each warrant, option, or other right to acquire any Buyer Capital Stock that is outstanding as of the date of this Agreement, including the number and type of shares of Buyer Capital Stock subject thereto and the holder thereof.
6.3.3.
As of the date of this Agreement, assuming the full conversion or exercise of all outstanding shares of Buyer Preferred Stock and all outstanding warrants, options and other convertible or exercisable securities, Buyer would be required to issue the total of shares of Buyer Common Stock as set forth on Schedule 6.3(b). Buyer has reserved a sufficient number of authorized but unissued shares of Buyer Common Stock to permit the conversion or exercise in full of all such securities.

6.4.
No Conflict

. The execution and delivery by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Contemplated Transactions do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of or consent under, any contract, agreement, permit, license, authorization or obligation to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective assets are bound (except for such violations, conflicts or defaults, the exercise of such termination right or the failure to obtain such consent as would not, individually or in the aggregate, prevent, materially hinder or materially delay the consummation of the Contemplated Transactions or otherwise prevent, materially hinder or materially delay performance by Buyer or Merger Sub of any of their material obligations under this Agreement), (b) conflict with, or result in, any violation of any provision of the Charter Documents of Buyer or Merger Sub, (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or other Governmental Body applicable to Buyer or Merger Sub (except for such violations or defaults which would not, individually or in the aggregate, prevent, materially hinder or materially delay the consummation of the Contemplated Transactions or otherwise prevent, materially hinder or materially delay performance by Buyer or Merger Sub of any of their material obligations under this Agreement), or (d) require from Buyer or Merger Sub any notice to, declaration or filing with, or consent or approval of any Governmental Body or other third party, except for (i) the filing of the Certificate of Designation and the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such other consents, approvals, notices, declarations or filings which, if not obtained or made, would not be reasonably likely to, individually or in the aggregate, (A) prevent, materially hinder or materially delay the consummation of the Merger or (B) otherwise prevent, materially hinder or materially delay performance by Buyer or Merger Sub of any of their material obligations under this Agreement.

6.5.
Solvency

.

6.5.1.
Immediately following the Closing and after giving effect to the Contemplated Transactions, none of Buyer or Merger Sub or any of their Affiliates (including the Acquired Companies) will (i) be insolvent (because (A) such Person’s financial condition is such that the sum of its debts is greater than the present fair saleable value (determined on a going concern basis) of its assets, (B) the present fair saleable value (determined on a going concern basis) of such Person’s assets will be less than the amount required to pay such person’s probable liability on its debts as they become absolute and matured or (C) such Person is unable to pay all of its debts in the ordinary course of business as and when they become due and payable), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as such debts become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including the Acquired Companies).
6.6.
Litigation

. There is no Action pending or, to the knowledge of Buyer or Merger Sub, threatened in writing against Buyer or Merger Sub, nor is Buyer or Merger Sub subject to any outstanding order, writ, judgment, injunction or decree that, in any case, would, individually or in the aggregate, (a) prevent, materially hinder or materially delay the consummation of the Merger or (b) otherwise prevent, materially hinder or materially delay performance by Buyer or Merger Sub of any of their material obligations under this Agreement.

6.7.
Taxes

.

6.7.1.
Each of Buyer and Merger Sub has timely filed all income and other material Tax Returns required to be filed by it for any taxable period ending on or before the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of Buyer or Merger Sub.
6.7.2.
Each of Buyer and Merger Sub has paid or caused to be paid all Taxes shown as due and owing on any Tax Return.
6.7.3.
Neither the IRS nor any other Governmental Body has asserted by written notice to Buyer or Merger Sub any deficiency or claim for any material amount of Taxes that has not been fully paid and resolved.
6.7.4.
No U.S. federal, state or local or non-U.S. audits or other administrative proceedings or court proceedings with regard to any material Taxes or Tax Returns of Buyer or Merger Sub is ongoing and neither of Buyer or Merger Sub have received a written notice prior to the date of this Agreement of any pending or threatened audits or proceedings.
6.7.5.
Neither of Buyer or Merger Sub have been granted any currently-effective waiver of any statute of limitations with respect to, or any extension of period for the assessment of, any material Tax other than in connection with any extension to file a Tax Return for which no approval is required.
6.7.6.
No claim has been made in writing by any Governmental Body in a jurisdiction where Buyer or Merger Sub do not file Tax Returns that Buyer or Merger Sub is subject to taxation by that jurisdiction.

6.7.7.
There are no Encumbrances for Taxes upon the assets of Buyer or Merger Sub, except for Permitted Encumbrances.
6.7.8.
Neither of Buyer or Merger Sub are bound by any Tax allocation or Tax sharing agreement with any Person, in each case other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes (including leases, licenses or credit agreements).
6.7.9.
Neither of Buyer or Merger Sub (A) has been a member of a combined, consolidated, affiliate or unitary group for Tax purposes (other than a group the common parent of which was the Buyer) or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by contract (other than Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).
6.7.10.
Neither of Buyer or Merger Sub has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code.
6.7.11.
Buyer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
6.8.
Real and Personal Property

.

6.8.1.
Neither Buyer nor Merger Sub owns any real property.
6.8.2.
Schedule 6.8(b)sets forth a list of all real property leased by Buyer and Merger Sub (the “Buyer Leased Real Property”). All leases relating to the Leased Real Property are identified on Schedule 6.8(b) (each, a “Buyer Lease” and collectively, the “Buyer Leases”). Copies of all Buyer Leases have been made available to the Company. With respect to each Buyer Lease listed on Schedule 6.8(b):
6.8.2.1.
such Buyer Lease is a valid and enforceable Contract against Buyer, and to the knowledge of Buyer, the counterparty to such Buyer Lease, subject in each case to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, except as such enforceability may be limited by bankruptcy, insolvency, organization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity);
6.8.2.2.
neither of Buyer or Merger Sub is in material default under such Buyer Lease nor, to Buyer’s knowledge, is any other party in material default under such Buyer Lease;
6.8.2.3.
the tenant thereunder enjoys peaceful, exclusive and undisturbed use and possession in all material respects of the demised premises thereunder; and
6.8.2.4.
neither Buyer nor Merger Sub has subleased or otherwise granted to any person the right to use or occupy such Buyer Lease.
6.8.3.
The Buyer Leased Real Property is: (i) to Buyer’s knowledge, in good and safe operating condition and repair in all material respects, and free from any material structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) available for use in and sufficient for the purposes and current demands of the Business and operation of Buyer and Merger Sub as currently conducted.
6.8.4.
Except as set forth on Schedule 6.8(d) or as specifically disclosed in the Buyer Financial Statements (as defined below), and except with respect to leased personal property, Buyer and Merger Sub have good title to all of the tangible personal property and assets which are shown on the Buyer Financial Statements or have been acquired after the date of such Buyer Financial Statements, free and clear of any Encumbrances, except for Permitted Encumbrances.
6.9.
Labor and Employment Matters

.

6.9.1.
To the knowledge of Buyer, and except as would not reasonably be expected to result in a Buyer Material Adverse Effect, Buyer and Merger Sub are in compliance and have been in compliance for the last two (2) years with all applicable Laws pertaining to labor, employment, employment practices, restrictive covenants, pay equity, background checks, equal opportunity, harassment, discrimination, retaliation, termination or discharge, overtime pay, payroll documents and wage statements, work place safety and health, affirmative action, workers’ compensation, disability, unemployment compensation, plant closings and layoffs, whistleblower protection, labor relations and collective bargaining, immigration, and wages and hours, including with respect to the classification of employees as exempt or nonexempt for purposes of applicable Law.
6.9.2.
There are no Actions against Buyer or Merger Sub pending, or to the knowledge of Buyer, threatened in writing to be brought or filed, by or with any judicial, arbitral, regulatory or administrative forum, or under any private dispute resolution procedure in connection with employment or labor matters.
6.9.3.
Except as would not reasonably be expected to result in a Buyer Material Adverse Effect, Buyer and Merger Sub are not delinquent in payments to any of their respective employees, individual independent contractors, consultants, temporary workers or leased workers for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed by them.
6.9.4.
The representations and warranties contained in this Section 6.9 are Buyer’s sole representations and warranties with respect to labor and employment matters.
6.10.
Contracts and Commitments

.

6.10.1.
Schedule 6.10(a) sets forth a true and correct list of the following Contracts to which Buyer and Merger Sub are a party or by which Buyer and Merger Sub are otherwise bound as of the date hereof, in each case, pursuant to which Buyer and Merger Sub have outstanding executory obligations (other than the Buyer Employee Benefit Plans) (collectively, the “Buyer Material Contracts”):
6.10.1.1.
all Buyer Leases;
6.10.1.2.
all lease or other agreement under which Buyer is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $150,000that is not terminable by Buyer upon notice of sixty (60) days or less for a cost of $50,000 or less;
6.10.1.3.
all Contracts in which Buyer has granted “most favored nation” or exclusive rights with respect to marketing, distribution or territory;
6.10.1.4.
all Contracts containing covenants limiting or restraining in any material respect the freedom of Buyer or Merger Sub or their respective successors to engage in any line or type of business or to compete with any Person, including non-competition agreements;
6.10.1.5.
all Contracts with any Governmental Body;
6.10.1.6.
all Contracts under which Buyer or Merger Sub has borrowed or has a right to borrow any money or issued any note, indenture, or other evidence of indebtedness or guaranteed liabilities of others (other than endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales agreements, in each case in the Ordinary Course of Business);
6.10.1.7.
all Contracts relating to Buyer or Merger Sub’s ownership of or investments in any Person or any business or enterprise other than the Business (including investments in joint ventures and minority equity investments);
6.10.1.8.
all Contracts under which Buyer or Merger Sub is licensed or otherwise granted rights by others in Intellectual Property, other than Standard Inbound Agreements;
6.10.1.9.
all Contracts under which Buyer or Merger Sub has licensed or otherwise granted rights to others under any Buyer Intellectual Property other than Standard Outbound Agreements; and
6.10.1.10.
all Contracts relating to the acquisition or sale of any material assets or property (real, personal, tangible or intangible) other than in the Ordinary Course of Business.
6.10.2.
Buyer has provided to the Company a true and correct copy of each Buyer Material Contract, including all amendments thereto. Each Buyer Material Contract is in full force and effect and is a valid, binding and enforceable obligation of Buyer or Merger Sub, and, to the knowledge of Buyer, each of the other parties thereto. As of the date hereof, neither Buyer nor Merger Sub (i) is (with or without the lapse of time or the giving of notice, or both) in material breach of any Buyer Material Contract and (ii) has received any written notice regarding any actual or alleged violation or breach of or default under, any Buyer Material Contract. As of the date hereof, none of the Buyer Material Contracts has been cancelled or otherwise terminated (except for expirations pursuant to the terms thereof and terminations requested by Buyer), and, to the knowledge of Buyer, neither Buyer nor Merger Sub has received any written notice from any Person regarding any such cancellation or termination.
6.11.
Insurance

. Schedule 6.11lists each insurance policy maintained by Buyer with respect to the properties, assets, business, operations and employees of Buyer and Merger Sub. Neither Buyer nor Merger Sub have received any written notice of cancellation or nonrenewal or intent to cancel or not renew with respect to the Insurance Policies.

6.12.
Brokers

. Neither Buyer, Merger Sub nor any of their Affiliates has entered into any Contract with any Person or firm that may result in the obligation of such entity to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

6.13.
No Prior Activities

. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for (a) obligations or liabilities incurred in connection with its incorporation or organization and (b) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Contemplated Transactions, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.14.
Issuance of Securities

. The issuance of the Stockholder Equity Consideration, the D2 Management Equity and the D3 Management Equity (collectively, the “Preferred Equity Consideration”) and the shares of Buyer Common Stock issuable upon conversion of the Preferred Equity Consideration (the “Conversion Shares”) have each been duly authorized and, upon issuance in accordance with the terms of this Agreement and the Certificate of Designations, shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof. As of the Closing, the Buyer shall have reserved from its duly authorized capitalstock not less than the maximum number of Conversion Shares issuable upon conversion of all of the Preferred Equity Consideration (assuming for purposes hereof that (x) each of the D1 Scaling Factor, D2 Scaling Factor and D3 Scaling Factor is equal to $1.00 and (y) the Preferred Equity Consideration is convertible at a D1 Conversion Price, D2 Conversion Price or D3 Conversion Price, as applicable, equal to the Floor Price). Upon issuance or conversion in accordance with this Agreement and the Certificate of Designations, the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Buyer Common Stock and/or Buyer Preferred Stock, as applicable. The offer and issuance by the Buyer of the Preferred Equity Consideration and Conversion Shares are exempt from registration under the Securities Act.

6.15.
SEC Documents; Financial Statements

. Except as set forth in Schedule 6.15, during the two (2) years prior to the date hereof, the Buyer has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Buyer has delivered or has made available to the Company true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Buyer included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with GAAP during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by the Buyer or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Buyer on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Buyer in its financial statements or otherwise. No other information provided by or on behalf of the Buyer to the Company which is not included in the SEC Documents (including, without limitation, information referred to in the Buyer Disclosure Schedules) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Buyer is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Buyer with respect thereto) included in the SEC Documents (the “Buyer Financial Statements”), nor is the Buyer currently aware of facts or circumstances which would require the Buyer to amend or restate any of the Buyer Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Buyer has not been informed by its independent accountants that they recommend that the Buyer amend or restate any of the Buyer Financial Statements or that there is any need for the Buyer to amend or restate any of the Buyer Financial Statements.

6.16.
Absence of Certain Changes

. Since the date of the Buyer’s most recent audited financial statements contained in the Company’s Annual Report on Form 10-K (the “Annual Report”), there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of the Buyer or any of its Subsidiaries. Since the date of the Buyer’s most recent audited financial statements contained in the Annual Report, neither the Buyer nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither the Buyer nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Buyer or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

6.17.
No Undisclosed Events, Liabilities, Developments or Circumstances

. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Buyer, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Buyer under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Buyer of its Common Stock and which has not been publicly announced or (ii) could have a Buyer Material Adverse Effect.

6.18.
Sarbanes-Oxley Act

. The Buyer and each Subsidiary is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

6.19.
Transactions With Affiliates

. Except as disclosed in the SEC Documents or as set forth on Schedule 6.19, no current or former employee, partner, director, officer or stockholder (direct or indirect) of the Buyer or its Subsidiaries, or any associate, or, to the knowledge of the Buyer, any affiliate of any thereof, or any relative with a relationship no more remote than first cousin of any of the foregoing, is presently, or has ever been, (i) a party to any transaction with the Buyer or its Subsidiaries (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or stockholder or such associate or affiliate or relative Subsidiaries (other than for ordinary course services as employees, officers or directors of the Buyer or any of its Subsidiaries)) or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Buyer or its Subsidiaries (except for a passive investment (direct or indirect) in less than 5% of the common stock of a company whose securities are traded on or quoted through an Eligible Market (as defined below)), nor does any such Person receive income from any source other than the Buyer or its

Subsidiaries which relates to the business of the Buyer or its Subsidiaries or should properly accrue to the Buyer or its Subsidiaries. No employee, officer, stockholder or director of the Buyer or any of its Subsidiaries or member of his or her immediate family is indebted to the Buyer or its Subsidiaries, as the case may be, nor is the Buyer or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Buyer, and (iii) for other standard employee benefits made generally available to all employees or executives (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Buyer).

6.20.
Internal Accounting and Disclosure Controls

. The Buyer and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Buyer maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Buyer’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Buyer nor any of its Subsidiaries has received any notice or correspondence from any accountant, Governmental Body or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Buyer or any of its Subsidiaries.

6.21.
Off Balance Sheet Arrangements

. There is no transaction, arrangement, or other relationship between the Buyer or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Buyer in its Exchange Act filings and is not so disclosed or that otherwise could be reasonably likely to have a Buyer Material Adverse Effect.

6.22.
Investment Company Status

. The Buyer is not, and upon consummation of the sale of the Preferred Equity Consideration will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

6.23.
No Disagreements with Accountants and Lawyers

. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Buyer to arise, between the Buyer and the accountants and lawyers formerly or presently employed by the Buyer and the Buyer is current with respect to any fees owed to its accountants and lawyers which could affect the Buyer’s ability to perform any of its obligations under this Agreement or the Certificate of Designations. In addition, on or prior to the date hereof, the Buyer had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Buyer has no reason to believe that it will need to restate any such financial statements or any part thereof.

6.24.
No Conflicting Liens; Authority to Grant Security

Buyer has full power and authority to grant the security interests contemplated by the Secured Note and the related pledge and security documents. No agreement, instrument or other obligation to which Buyer or any of its Affiliates is a party contains any after-acquired property provision, negative pledge or similar restriction that would (a) prevent or impair the creation, attachment or perfection of such security interests or (b) result in any lien attaching to the equity interests or assets of the Company that is senior to or pari passu with the security interests contemplated thereby.

6.25.
No Restrictions on Payment of Aggregate Merger Consideration.

The execution, delivery and performance of this Agreement, including the payments of all components of the Aggregate Merger Consideration and the execution and performance of the Secured Note, will not violate or result in a default under any agreement governing indebtedness of Buyer or its Affiliates. No Agreement governing indebtedness of Buyer or its Affiliates contains any restricted payment, dividend, distribution, leverage, liquidity or similar covenant that would prohibit the payment of any portion of the Aggregate Merger Consideration when due in accordance with this Agreement and the Secured Note, and no consent or waiver under any such agreement is required that has not been obtained as of the Closing.

6.26.
Inspection; No Other Representations.
6.26.1.
Each of Buyer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions. Each of Buyer and Merger Sub acknowledges that, except as otherwise set forth herein: (a) the Company, the Securityholders and the representatives of the Acquired Companies do not make any representation or warranty with respect to, nor shall such Persons have any liability relating to, (i) any projections, estimates or budgets delivered to or made available to Buyer or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the future business and operations of the Acquired Companies, (ii) any other information or documents made available to Buyer or Merger Sub or their counsel, accountants or advisors with respect to the Acquired Companies, or any of their businesses, assets, liabilities or operations (including in any data rooms, virtual data rooms, management presentations or in any other form in expectation or, or in connection with, the Contemplated Transactions), except as expressly set forth in Article V, or (iii) the completeness of any information regarding the Acquired Companies furnished or made available to Buyer, Merger Sub or their representatives, and (b) neither Buyer nor Merger Sub has relied or will rely upon any of the information described in subclause (i), (ii) or (iii) of clause (a) above or any other information, representation or warranty, except those representations or warranties set forth in Article Vhereof, in negotiating, executing, delivering and performing this Agreement and the Contemplated Transactions.
6.26.2.
Each of Buyer and Merger Sub further acknowledges and agrees that (i) it has not relied and is not relying upon any representations or warranties of the Company other than those contained Article V; (ii) the representations and warranties in Article Vrefer to past activities of the businessand are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, the conduct by the Company of the Business after the Closing; and (iii) neither Buyer nor Merger Sub will, and will cause its Affiliatesnot to, assert any claims or take any position in any Action that is inconsistent with the provisions of this Section 6.26(b).
7.

CONDUCT OF BUSINESS PENDING THE MERGER
7.1.
Conduct of Business Prior to Closing

. Except as (A) required by applicable Law, (B) expressly contemplated, required or permitted herein, (C) set forth in Schedule 7.1 or (D) consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to (x) act and carry on its business in the Ordinary Course of Business and (y) maintain and preserve its business organization, employees, assets and properties. Without limiting the generality of the foregoing, except as (I) required by applicable Law, (II) expressly contemplated, required or permitted herein, (III) set forth in Schedule 7.1 or (IV) consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre‑Closing Period:

7.1.1.
no Acquired Company shall split, combine or reclassify any of its capital stock, membership interests or other equity, voting, beneficial, financial or ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for stock or any of its other securities, in each case, other than Company Common Stock issued upon the exercise of any Company Option that is outstanding on the date of this Agreement;
7.1.2.
no Acquired Company shall authorize for issuance, issue or sell or agree or commit to issue or sell any shares or other equity securities, other than the issuance of Company Shares upon the exercise of any Company Option that is outstanding on the date of this Agreement;
7.1.3.
no Acquired Company shall make any change or amendment to its Charter Documents;
7.1.4.
no Acquired Company shall make any loans or advances to any Person (other than advancement of expenses and commissions to directors, officers, employees or Affiliates(including other Acquired Companies) in the Ordinary Course of Business);
7.1.5.
no Acquired Company shall materially change accounting policies or procedures, except as required by Law or by GAAP;
7.1.6.
no Acquired Company shall materially increase the rates of direct compensation or bonus compensation payable or to become payable to any officer, management level employee or individual consultant of the Company, other than (i) in the Ordinary Course of Business or (ii) in accordance with the existing terms of Contracts entered into prior to the date of this Agreement;
7.1.7.
no Acquired Company shall commence or settle any material Action by or before any Governmental Body to which it is a party (either as a defendant or plaintiff) other than such Actions relating to the collection of uncollected Accounts Receivable or to enforce their rights under this Agreement or any other agreemententered in connection herewith;
7.1.8.
no Acquired Company shall cancel or fail to renew any of its Insurance Policies or materially reduce the amount of any insurance coverage provided by such Insurance Policies;
7.1.9.
no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Person other than in the Ordinary Course of Business;
7.1.10.
no Acquired Company shall incur any Indebtedness for borrowed money (other than (i) the draw-down of Indebtedness under credit facilities in effect, and in accordance with the terms as in effect, on the date of this Agreement, (ii) Indebtedness of the type contemplated by clause (c) of the definition of Indebtedness incurred in the Ordinary Course of Business or (iii) Indebtedness of the type contemplated by clauses (a) and (b) of the definition of Indebtedness incurred following the date hereof that does not to exceed $100,000 in the aggregate);
7.1.11.
no Acquired Company shall authorize, or make any commitment with respect to, any capital expenditures for any of the Acquired Companies that are, in the aggregate, in excess of $50,000; and
7.1.12.
no Acquired Company shall authorize, approve, agree or commit to take any of the actions described in Sections 7.1(a)through 7.1(k).

Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Effective Time. Prior to the Effective Time, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and shall be permitted to pay down existing Indebtedness and Company Transaction Expenses.

8.

ADDITIONAL AGREEMENTS
8.1.
Stockholder Consent and Securityholder Deliveries

.

8.1.1.
The Company shall solicit and obtain, as soon as reasonably practicable following the execution and delivery of this Agreement, the written consent of holders of Company Shares entitled to vote on this Agreement in an amount necessary to adopt and approve this Agreement in accordance with the Company Certificate of Incorporation and the applicable provisions of the DGCL (the “Stockholder Written Consent”).
8.1.2.
Prior to the Closing, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that has not previously executed the Stockholder Written Consent prior to such date. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company and its Stockholders and approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the approval and adoption of this Agreement, the Merger, and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company, and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL.
8.1.3.
Promptly following, but in no event later than five (5) days after the date hereof, Merger Sub shall have obtained the approval of its sole stockholder for the Merger and the transactions contemplated by this Agreement, as required under its certificate of incorporation, bylaws and the DGCL.
8.2.
Access to Information

.

8.2.1.
Subject to Section 8.2(b)below, during the Pre-Closing Period, the Company shall give Buyer and Merger Sub and their representatives reasonable access upon reasonable notice and during times mutually convenient to Buyer and Merger Sub and senior management of the Acquired Companies to the facilities, properties, employees, books and records of the Company as from time to time may be reasonably requested.
8.2.2.
Any such investigation by Buyer or Merger Sub shall not unreasonably interfere with any of the businesses or operations of the Acquired Companies. Neither Buyer nor Merger Sub shall, prior to the Closing Date, have any contact with respect to any of the Acquired Companies with any agent, broker, partner, lender, lessor, vendor, customer or supplier of the Company, or any Company Associate, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. In no event shall any Acquired Company be required to provide any information, access or materials that are subject to attorney-client privilege or restricted from being provided to Buyer, Merger Sub or its representatives by applicable Law or any agreement in effect as of the date hereof.
8.3.
Confidentiality

. During the Pre-Closing Period, the parties shall adhere to the terms and conditions of that certain confidentiality agreement, by and between the Company and Buyer, dated as of October 27, 2025 (the “Confidentiality Agreement”), and that information provided hereunder and the terms set forth herein shall be subject to the terms set forth therein. During the Pre-Closing Period, but subject to compliance with Section 8.5, the parties shall be permitted to disclose or use any such restricted information as expressly provided for herein or to comply with such party’s obligations or enforce its rights hereunder. The Confidentiality Agreement shall terminate and be of no further force and effect following the Closing, but shall survive a termination of this Agreement in accordance with the terms set forth therein.

8.4.
Regulatory and Other Authorizations; Consents

.

8.4.1.
During the Pre-Closing Period, the Company shall use reasonable best efforts to obtain the consent or approval (or waiver thereof) of, or provide notice to, any Person (excluding a Governmental Body) with respect to the Merger and the other Contemplated Transactions to which the Company is a party as listed on Schedule 8.4(a); provided, however, that the Company shall not have any obligation to offer or pay any consideration in order to obtain any such consents or approvals. During the Pre-Closing Period, Buyer and Merger Sub shall use commercially reasonable efforts to cooperate with the Company in attempting to obtain the consents, approvals and waivers contemplated by Schedule 8.4(a), including (i) providing to such Person(s) such financial statements and other financial information as such third parties may reasonably request and (ii) executing agreements to effect the assumption of such agreements(effective as of the Effective Time) on or before the Closing Date.
8.4.2.
The parties hereto shall use reasonable best efforts, and shall cooperate with each other, in attempting to obtain any consents and approvals (or waivers thereof) of, or file any notices, reports and other documents with, any Governmental Body with respect to the Merger and the other Contemplated Transactions as listed on Schedule 8.4(b). Buyer and the Company shall advise each other as to material developments with respect to the status of receipt of such consents, approvals and waivers and such filings. The Company and Buyer shall, as necessary and advisable, respond as promptly as practicable to: (i) any inquiries or requests received from any Governmental Body for additional information or documentation; and (ii) any inquiries or requests received from any Governmental Body in connection with the Merger or the other Contemplated Transactions. Except where prohibited by applicable Law or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each party shall: (i) consult with the other party prior to taking a position with respect to any such filing; (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any legal proceeding related to this Agreement or the Contemplated Transactions; (iii) coordinate with the other party in preparing and exchanging such information; (iv) promptly provide the other party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related to this Agreement or the Contemplated Transactions, and (v) consult with the other in advance of and not participate in any meeting or discussion relating to the Merger or any of the other Contemplated Transactions, either in person or by telephone, with any Governmental Body in connection with the Merger or any of the other Contemplated Transactions unless it gives the other party the opportunity to attend and observe. Subject to the confidentiality provisions of the Confidentiality Agreement, Buyer and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 8.4(b). The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Body or other third party in respect of any approvals, consents or notices contemplated hereby.

8.5.
Press Releases

. None of the Acquired Companies, Securityholders’ Representative, Buyer nor Merger Subshall issue any press release or other public communications relating to the terms of this Agreement or the Contemplated Transactions or use the names of the other parties hereto directly or indirectly in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that (a) a party hereto may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization (including, in the case of Buyer, applicable securities Laws, Regulation FD, any Form 8-K or other filing required under the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange), in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance (and shall consider in good faith any timely comments received, to the extent practicable under the circumstances), (b) nothing in this Agreement shall prohibit the Company or the Securityholders’ Representative from disclosing any information relating to the Contemplated Transactions to the Securityholders, the Securityholders’ Representative, the Company and its and their representatives, and (c) nothing in this Agreement shall prohibit any Securityholder from disclosing any information relating to the Contemplated Transactions (i) to the Securityholders’ Representative and its representatives, (ii) to other Securityholders, (iii) to enforce such Securityholder’s rights hereunder, and (iv) to such Securityholder’s and its Affiliates’ advisors and its and their current and prospective investors, limited partners and other securityholders to the extent such disclosure is made in the ordinary course of such Securityholder’s business. Notwithstanding anything in this Agreement to the contrary, following Closing, the Securityholders’ Representative shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Securityholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information to employees, advisors, agents or consultants of the Securityholders’ Representative, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

8.6.
Officers’ and Directors’ Indemnification

.

8.6.1.
It is understood and agreed that (A) the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Company and Buyer shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, any person who becomes a director, officer, employee, fiduciary or agent of any Acquired Company (the “D&O Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses) as they are incurred, judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action, and in the event of any such threatened or actual Action, (B) the Company, and the Surviving Company and Buyer after the Effective Time, shall promptly pay expenses incurred by each D&O Indemnified Party as the same are incurred in advance of the final disposition of any Action to such D&O Indemnified Party, (C) the D&O Indemnified Parties may retain counsel satisfactory to them, and the Company, Buyer and the Surviving Company shall pay all fees and expenses of such counsel for the D&O Indemnified Parties within fifteen (15) days after statements therefor are received, and (D) the Company, Buyer and the Surviving Company will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Company or Buyer shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company, Surviving Company and Buyer shall have no obligation hereunder to any D&O Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such D&O Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any D&O Indemnified Party wishing to claim indemnification under this Section 8.6, upon learning of any such Action, shall notify the Company and, after the Effective Time, the Surviving Company and Buyer thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company, the Surviving Company and Buyer except to the extent such failure to notify materially prejudices such party.
8.6.2.
The obligations under this Section 8.6shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.6applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 8.6applies shall be third party beneficiaries of this Section 8.6 and shall be entitled to enforce the covenants contained herein).
8.6.3.
In the event Buyer or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Buyer or the Surviving

Company, as the case may be, assume the obligations set forth in this Section 8.6.
8.6.4.
Prior to or at the Closing, the Company shall purchase a prepaid, non-cancellable extended reporting period insurance policy providing liability insurance coverage for the directors and officers of the Company on terms (including in amount and scope) no less favorable than the policies maintained by the Company immediately prior to the Closing for an aggregate period of six (6) years with respect to claims arising from acts, events or omissions occurring at or prior to the Closing, including with respect to the Merger (the “D&O Tail Policy”).
8.7.
Employee Benefit Arrangements

.

8.7.1.
Compensation and Benefits. Effective as of the Closing and continuing for one (1) year thereafter, Buyer will, or will cause its Affiliates(including the Acquired Companies) to, provide to all Continuing Employees (i) annual base salary or hourly wage rate (as applicable) which are no less than the base annual salary or hourly wage rate provided by the Acquired Companies immediately prior to the Closing; (ii) target bonus and commission opportunities (excluding equity-based compensation), if any, which are no less than the target bonus and commission opportunities (excluding equity-based compensation) provided by the Acquired Companies immediately prior to the Closing; (iii) employee benefit plans, including retirement, health and welfare benefits, that are no less favorable in the aggregate than those provided by the Acquired Companies immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Continuing Employee immediately prior to the Closing. For the avoidance of doubt, nothing in this Section 8.7guarantees employees’ employment for any length of time or otherwise affects their “at-will” employment status.
8.7.2.
Employee Service Credit. Buyer (i) will give, or cause the Company to give, each Continuing Employee credit under any benefit or compensation plan, program, agreement, arrangement or policy of Buyer or any of its Subsidiaries (including retirement, vacation, paid time off, sick leave and severance policies), for purposes of eligibility, vesting, entitlement, benefit accrual and level of benefits, to such amount of vacation, paid time off, sick leave and severance benefits for the Continuing Employee’s service with the Company and its Subsidiaries prior to the Closing Date to the same extent such service was recognized under a similar Employee Benefit Plan, except in each case, to the extent such treatment would result in duplicative benefits, (ii) will allow such Continuing Employees to participate in each plan providing welfare benefits without regard to preexisting‑condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Continuing Employee by the corresponding Employee Benefit Plans immediately prior to the Closing Date, and (iii) Buyer will cause each Continuing Employee to be credited with any expenses that were covered by the Employee Benefit Plans during for purposes of determining deductibles, co‑pays and other applicable limits under any replacement plans.
8.7.3.
No Third Party Beneficiaries. The provisions contained in this Section 8.7 are for the sole benefit of the parties to this Agreement and nothing set forth in this Section 8.7 will (i) confer any rights or remedies, including any third‑party beneficiary rights, upon any employee or former employee of the Company, any Continuing Employee or upon any other Person other than the parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Employee Benefit Plan or any other benefit plan, program, agreement or arrangement or (iii) subject to compliance with the other provisions of this Section 8.7, alter or limit Buyer’s or the Company’s ability to amend, modify or terminate any specific benefit plan, program, agreementor arrangement at any time.
8.7.4.
WARN. Neither Buyer or its Affiliates(including the Company) following the Closing shall, at any time prior to 91 days after the Closing, take any action that would result in a “mass layoff” or “plant closing” as those terms are defined in the WARN Act affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of the WARN Act.
8.8.
Books and Records

. Buyer shall, and shall cause the Surviving Company and each of Buyer’s Subsidiaries to, until the lesser of (a) seventh (7th) anniversary of the Closing Date or (b) a date in accordance with the Company’s document retention policies in effect prior to the Closing, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the Securityholders’ Representative or any of the representatives of the Securityholders’ Representative at the expense of the Securityholders’ Representative (on behalf of the Securityholders) during the normal business hours of Buyer, the Surviving Company or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer or the Surviving Company, without first advising the Securityholders’ Representative in writing and giving such persons, on behalf of the Securityholders as of immediately prior to the Effective Time, a reasonable opportunity to obtain possession thereof.

8.9.
Tax Matters

.

8.9.1.
Transfer Taxes. Any sales, use, transfer, stamp, duties, recording and similar Taxes incurred as a result of the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne equally by the Company and the Buyer. Buyer and the Securityholders’ Representative shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Law in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.
8.9.2.
Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Tax Returns with respect to Straddle Periods) that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Acquired Companies, except as otherwise required by applicable Law, and Buyer shall provide the Securityholders’ Representative with a draft of each such Tax Return at least thirty (30) days prior to the due date for filing thereof for the Securityholders’ Representative’s review and comment and Buyer shall incorporate any such reasonable comments, and, to the extent such Tax Return shows a material amount of Taxes for which the Stockholders of the Company would be liable under this Agreement, shall not file such Tax Return without the Securityholders’ Representative’s consent (which shall not be unreasonably withheld, conditioned or delayed).
8.9.3.
Tax Contests. Buyer shall give prompt written notice to the Securityholders’ Representative of any Tax Contest with respect to the Taxes of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period. Buyer shall control any Tax Contest (as defined below) attributable to a Tax Return for any Pre-Closing Tax Period (including any Straddle Period); provided, that Buyer shall (i) keep the Securityholders’ Representative reasonably informed of any such Tax Contest, (ii) give the Securityholders’ Representative the right to fully participate at its own expense in any such Tax Contest, and (iii) not settle or compromise any such Tax Contest without the Securityholders’ Representative’s consent (which shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, in the event of an overlap between this Section 8.9(c) and Section 12.4(a), this Section 8.9(c)shall control.
8.9.4.
Tax Cooperation. The Securityholders’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Company shall cause its Affiliatesto provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case with respect to the Acquired Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.
8.9.5.
Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes of the Acquired Companies based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date (and for such purpose, the taxable period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of the Acquired Companies for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period. Any and all Transaction Tax Deductions shall, to the maximum extent permitted under applicable Law, be allocated to the Pre-Closing Tax Period.
8.9.6.
No Code Section 336or Section 338 Election. Buyer and its Affiliates shall not make any election under Section 336 or Section 338 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of any Acquired Company pursuant to this Agreement.
8.9.7.
Buyer Tax Actions. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall obtain the prior written consent of the Securityholders’ Representative prior to taking any Buyer Tax Action.
8.10.
Further Action

. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions.

8.11.
No Solicitation

.

8.11.1.
During the Pre-Closing Period, the Company shall not, directly or indirectly, initiate, or solicit any inquiries or the making or implementation of any Acquisition Proposal.
8.11.2.
The Company will not, and will take such action as is reasonably necessary to direct that its directors,

officers, employees, advisors, representatives and agents do not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Acquired Companies in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate, any effort or attempt by any other Person or entity to do or seek any of the foregoing; provided, however, that this Section 8.11 shall not be deemed to require the Company to breach any of its existing agreements regarding confidentiality or similar restrictions.
8.11.3.
The Company shall, and shall direct its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations as of the date hereof with any Persons (other than Buyer and Merger Sub) with respect to any Acquisition Proposal. The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.
8.12.
Parachute Payments

. Prior to the Closing, the Company will (a) solicit from each Person who has a right to any payments or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”)) a waiver (a “Parachute Payment Waiver”) of such Person’s rights to all of such payments or benefits (to the extent waived, the “Waived 280G Benefits”) applicable to such Person so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (b) solicit the approval of the Stockholders, to the extent required and in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits. Prior to obtaining such waivers and soliciting such approval, the Company shall provide drafts of such waivers and such Stockholder approval materials (including supporting calculations) to Buyer and its advisors for their review. Prior to the Closing, the Company shall deliver to Buyer reasonably satisfactory evidence that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 8.12 and that either (i) the requisite number of Stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained. If the 280G Approval is not obtained, such Waived 280G Benefits shall not be paid or provided. For the avoidance of doubt, this Section 8.12 will not be deemed breached by reason of (x) the refusal of a disqualified individual to execute a Parachute Payment Waiver or (y) the exclusion of Buyer Arrangements, unless the Buyer Arrangements (or the material terms thereof, including values) is provided to the Company at least 10 Business Days prior to the Closing.

8.13.
Designation of Preferred Stock

. Prior to the Closing, the Certificate of Designation, substantially in the form attached hereto as Exhibit E, together with such changes to the terms thereof as the Company shall reasonably request, shall have been duly authorized by the Board of Directors of Buyer and filed with and accepted by the Secretary of State of the State of Delaware. The Certificate of Designation shall include (i) the conversion mechanics described in Section 3.1 and (ii) mandatory redemption provisions upon the occurrence of a Redemption Triggering Event (as defined therein), including in the event that any shares of Series D-1 Preferred Stock, Series D-2 Preferred Stock or Series D-3 Preferred Stock remain outstanding after December 31, 2027.

8.14.
Exemption from Registration; Rule 144

. The Preferred Equity Consideration to be issued in connection with the Merger, will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D and/or Regulation S promulgated thereunder. The Conversion Shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and if requested, the Buyer receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Buyer, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Buyer Common Stock will bear an appropriate legend and restriction on the books of the Buyer’s transfer agent to that effect.

8.15.
Listing

. The Buyer shall as soon as reasonably practicable following the Closing secure the listing or designation for quotation (as the case may be) of the Conversion Shares upon each national securities exchange and automated quotation system, if any, upon which the Buyer Common Stock is then listed or designated for quotation (as the case may be) (subject to official notice of issuance) and shall maintain such listing or designation for quotation (as the case may be) of all Conversion Shares from time to time issuable under the terms of the Certificate of Designation on such national securities exchange or automated quotation system. The Buyer shall maintain the Buyer Common Stock’s listing or authorization for quotation (as the case may be) on the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (each, an “Eligible Market”). Neither the Buyer nor any of its Subsidiaries shall take any action which could be reasonably expected to result in the delisting or suspension of the Buyer Common Stock on an Eligible Market. The Buyer shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.16.

8.16.
Stockholder Approval
8.16.1.
. The Buyer shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the “Stockholder Meeting”), a proxy statement to solicit the Stockholder Approval (as defined below) at such Stockholder Meeting (the “Proxy Statement”), in each case, in a form reasonably acceptable to the Company and Goodwin Procter LLP (“Goodwin”), at the expense of the Buyer. The Buyer shall (x) file the preliminary Proxy Statement seeking Stockholder Approval with the SEC no later than 45 days after Closing, (y) use reasonable best efforts to file the definitive Proxy Statement no later than the earlier of (i) 75 days after Closing and (ii) if the preliminary Proxy Statement is not reviewed by the SEC, 15 days after the filing of the preliminary Proxy Statement and (z) use reasonable best efforts to hold the Stockholder Meeting not later than 90 days after Closing (the “Stockholder Meeting Deadline”). The Proxy Statement, if any, shall solicit each of the Buyer’s stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (“Stockholder Resolutions”) providing for the approval of the issuance of all of the Conversion Shares in compliance with the rules and regulations of the Eligible Market on which the Buyer Common Stock is then listed and trading (such affirmative approval being referred to herein as the “Stockholder Approval”, and the date such Stockholder Approval is obtained, the “Stockholder Approval Date”), and the Buyer shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board of Directors of the Buyer to recommend to the stockholders that they approve such resolutions. The Buyer shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline. If, despite the Buyer’s reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Buyer shall cause an additional Stockholder Meeting to be held on or prior to 180 days after the Stockholder Meeting Deadline. If, despite the Buyer’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, the Buyer shall cause an additional Stockholder Meeting to be held semi-annually thereafter until such Stockholder Approval is obtained. Until the Buyer shall have obtained the Stockholder Approval, the Buyer shall not issue any shares of Buyer Common Stock to Stockholders. At the Company’s reasonable request, which shall mean when there are fewer than one and a half times the authorized but unissued shares of Buyer Common Stock to permit the conversion or exercise in full of all outstanding warrants, options and other convertible or exercisable securities, Buyer shall use commercially reasonable efforts to obtain stockholder approval to amend its Certificate of Incorporation to increase the number of authorized shares of Buyer Common Stock in an amount reasonably requested by the Company.
8.17.
Remedies for Failure to Maintain Listing or Obtain Stockholder Approval.
8.17.1.
If Buyer fails to maintain the listing of its Common Stock on Nasdaq or any other national securities exchange on which it is then listed prior to the conversion of the Series D-1 Preferred Stock, Series D-2 Preferred Stock or Series D-3 Preferred Stock in accordance with their terms, then the holders of such Preferred Stock shall be entitled to exercise any rights and remedies set forth in the Certificate of Designation, including any applicable redemption rights.
8.17.2.
If Buyer fails to obtain any required stockholder approval under applicable Nasdaq rules in respect of the issuance or conversion of the Buyer Preferred Stock, Buyer shall use commercially reasonable efforts to promptly obtain such approval and shall not issue any shares of Buyer Common Stock in violation of applicable Nasdaq rules.
8.17.3.
The rights and remedies set forth in this Section 8.18 are in addition to, and not in limitation of, any rights set forth in the Certificate of Designation.
8.18.
Operation of the Company.
8.18.1.
Earn-Out Protection Covenant. Buyer shall not (and shall cause its Affiliates not to) take any action, or omit to take any action with, the primary purpose of intentionally and knowingly avoiding or materially reducing the achievement of the Milestone Targets. Without limiting the foregoing, Buyer shall not allocate corporate overhead, management fees, intercompany charges or other expenses to the Surviving Company in a manner inconsistent with past practice of the Company or that would reasonably be expected to adversely affect the calculation of Free Cash Flow.
8.18.2.
Books and Records for Earn-Out Measurement. Buyer shall cause the Surviving Company to maintain books and records sufficient to determine Normalized EBITDA and Free Cash Flow in accordance with the definitions and the Accounting Principles, consistently applied.
8.18.3.
Earnout Reporting and Access. Buyer shall deliver to the Securityholders’ Representative, within forty-five (45) days after the end of each fiscal quarter during the period ending April 30, 2027, (i) quarterly financial statements of the

Surviving Company or, if standalone financial statements are not prepared, financial information sufficient to determine Normalized EBITDA and Free Cash Flow for the Surviving Company, together with reasonable detail supporting the calculation thereof. Buyer shall provide the Securityholders’ Representative reasonable access, upon reasonable notice and during normal business hours, to the books and records of the Surviving Company and to appropriate finance personnel for purposes of reviewing the calculation of Free Cash Flow.
8.18.4.
Good Faith Cooperation. Nothing in this Section 8.19 shall prohibit good faith cooperation between the Surviving Company and Buyer or its Affiliates, provided that such cooperation is conducted in a manner consistent with the Company’s past practice and does not materially impair the achievement of the Milestone Targets.
8.18.5.
No Material Diminution. There shall be no material diminution by the Surviving Company or the Company of Tom Aulet’s duties, powers, authority, functions or responsibilities without his consent, such that Mr. Aulet is left with duties, powers, authority, functions and responsibilities (when viewed in the aggregate) that are materially diminished compared to those duties, powers, authority, functions and responsibilities conferred upon Mr. Aulet at the Effective Time. In addition, a material diminution in Mr. Aulet’s title without his consent also shall constitute a material diminution for purposes of this Agreement.
8.19.
Minimum Operating Cash

. Following the Closing and through the later of (i) April 30, 2028, (ii) the final determination and payment of the Contingent Cash Consideration, and (iii) the issuance, listing and, if applicable, effectiveness of any registration statement with respect to all shares issuable pursuant to the Management Equity and the Stockholder Equity Consideration, Buyer shall cause the Surviving Company to be adequately capitalized and funded to operate in the Ordinary Course of Business, and in no event shall the Surviving Company maintain cash and cash equivalents of less than the Minimum Operating Cash at any time, other than temporary fluctuations in the Ordinary Course of Business. Buyer shall, directly or indirectly, provide such funding to the Surviving Company, whether by capital contributionor intercompany loan on arm’s-length terms, as may be necessary to ensure compliance with this Section 8.20. In the event the Surviving Company’s cash and cash equivalents fall below the minimum level required hereby (other than temporary fluctuations in the Ordinary Course of Business), Buyer shall cause the Surviving Company to be funded to the required level within two (2) Business Days. Any funding provided pursuant to this Section 8.20shall not (a) be structured in a manner that would reasonably be expected to reduce or adversely affect the calculation of Free Cash Flow for purposes of determining the Contingent Cash Consideration, (b) result in the imposition of unreasonable intercompany charges, management fees or other allocations, or (c) create indebtedness that is senior to or pari passu with the Secured Note. For the avoidance of doubt, Buyer shall fund $150,000 of the Minimum Operating Cash at Closing.

9.

CONDITIONS TO THE MERGER
9.1.
Conditions to the Obligations of Each Party to Effect the Merger

. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the Company (in the case of a waiver of an obligation of Buyer or Merger Sub) or Buyer (in the case of a waiver of an obligation of the Company), where permissible, at or prior to the Closing, of each of the following conditions:

9.1.1.
Required Approval. This Agreement shall have been duly approved by the Stockholder Written Consent.
9.1.2.
No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction nor any Law, statute, rule, regulation or executive order promulgated or enacted by any Governmental Body of competent jurisdiction shall have gone into effect following the date hereof (and remain in effect) which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.
9.2.
Additional Conditions to Obligations of Buyer and Merger Sub

. The obligations of Buyer and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer and Merger Sub at or prior to the Closing:

9.2.1.
Representations and Warranties. The representations and warranties of the Company set forth in Article Vshall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date), except, in each case, as would not result in a Company Material Adverse Effect, in each case, without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein.
9.2.2.
Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
9.2.3.
Officer’s Certificate. Buyer shall have received a certificate executed and delivered by the Company’s Chief Executive Officer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied (the “Closing Certificate”).
9.2.4.
Paying Agent Agreement. The Securityholders’ Representative shall have executed and delivered to Buyer executed counterparts to the Paying Agent Agreement.
9.2.5.
FIRPTA Certificate. The Company shall provide Buyer with a certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h), duly executed by the Company, together with written authorization for Buyer to deliver such certification to the IRS on behalf of the Company after the Closing, in each case, in substantially the form attached hereto as Exhibit F, together with such changes to the terms thereof as the Company shall reasonably request; provided, that if such certificate is not delivered as of the Closing Date, the Buyer shall still be required to consummate the Contemplated Transactions notwithstanding the Company’s failure to deliver such certificate, and Buyer may withhold any amounts required to be withheld from the consideration otherwise payable pursuant to Section 4.3.
9.2.6.
Certificate of Merger. The Company shall have delivered to Buyer the Certificate of Merger, duly executed by the Company.
9.2.7.
D&O Tail Policy. The Company shall have delivered to Buyer evidence that the D&O Policy has been bound.
9.3.
Employment Agreements

. The Senior Management shall enter into Employment Agreements on mutually acceptable terms, which outline the compensation, rights and responsibilities of the respective roles (the “Employment Agreements”).

9.4.
Additional Conditions to Obligations of the Company

. The obligations of the Company to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

9.4.1.
Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects as of such date), in each case without giving effect to any limitations as to “materiality” set forth therein.
9.4.2.
Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and since the date of this Agreement, no Buyer Material Adverse Effect shall have occurred and be continuing.
9.4.3.
Officer’s Certificate. The Company shall have received a certificate executed and delivered by an authorized representative of Buyer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.4(a) and 9.4(b) have been satisfied.
9.4.4.
Certificate of Designation.The Certificate of Designation shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.
9.4.5.
Certificate of Incorporation and Certificate of Designations. The Buyer shall have delivered to the Company a certified copy of the Certificate of Incorporation and the Certificate of Designations as certified by the Delaware Secretary of State within ten (10) days prior to the date of the Closing.
9.4.6.
Quotation or Listing Designation. The Buyer Common Stock (A) shall be designated for quotation or listed (as applicable) on the Eligible Market on which they are listed and trading as of the date of this Agreement (the “Principal Market”) and (B) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market.
9.4.7.
Principal Market Approval. The Buyer shall have obtained approval of the Principal Market to list or designate for quotation (as the case may be) the Conversion Shares.
9.4.8.
Waivers. The Buyer shall have obtained a waiver of any Deemed Liquidation Event (as defined in Buyer’s Charter Documents) in respect of the Merger on behalf of the requisite vote or consent of the holders of shares of any outstanding preferred stock of the Buyer.
9.4.9.
Secured Note. The Buyer shall have executed and delivered the Secured Note, payable to the Participating Stockholders in accordance with their respective Pro Rata Shares, with the Securityholders’ Representative acting as administrative and collateral agent on behalf of the Participating Stockholders.
9.4.10.
Pledge Agreement and Security Agreement. The Buyer shall have executed and delivered (A) a pledge agreement providing for a perfected first priority security interest in 100% of the equity interests of the Company, and (B) an all-asset security agreement granting a perfected first priority security interest in all assets of the Company, in each case in favor of the Securityholders’ Representative, as collateral agent for the benefit of the Participating Stockholders.
9.4.11.
Subordination Agreements. The Buyer shall have delivered duly executed subordination agreements from all holders of funded indebtedness of Buyer or its Affiliates whose liens would otherwise be senior to or pari passu with the liens granted pursuant to Section 9.4(j).
9.4.12.
Payoff Letters and Lien Releases. The Buyer shall have obtained customary payoff letters and lien releases with respect to any indebtedness of Buyer or its Affiliates to be repaid at or prior to Closing that would otherwise impair the priority of the liens granted pursuant to Section 9.4(j).
9.4.13.
No Defaults. No default or event of default shall exist under any agreement governing indebtedness of Buyer or its Affiliates that would reasonably be expected to impair the validity, enforceability or priority of the security interests granted pursuant to Section 9.4(j).
9.4.14.
Consents, Approvals, Releases. The Buyer shall have received and delivered such additional consents, approvals, releases, waivers or other agreements relating to indebtedness of Buyer or its Affiliates (including waivers of any applicable anti-dilution or similar adjustment protections under any convertible securities of Buyer or its Affiliates as it relates to the Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock) as are reasonably necessary to ensure that the security interests granted pursuant to Section 9.4(j) constitute valid, perfected first priority liens on the collateral described therein and consenting to the payment of the Closing Cash Consideration, Stockholder Equity Consideration, Contingent Cash Consideration or any mandatory redemption payment in respect of the Preferred Stock as provided under this Agreement or the Certificate of Designation.
9.4.15.
Registration Rights Agreement. The Buyer shall have executed and delivered a Registration Rights Agreement in substantially the form attached hereto as Exhibit G, together with such changes to the terms thereof as the Company shall reasonably request.
10.

TERMINATION
10.1.
Termination

. This Agreement may be terminated at any time prior to the Effective Time, as follows:

10.1.1.
by the mutual written consent of Buyer (on behalf of itself and Merger Sub) and the Company;
10.1.2.
by either the Company, on the one hand, or Buyer, on the other hand, by written notice to the other if any Governmental Body of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or such action the parties hereto shall use their reasonable best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction or other action shall have become final and non-appealable;
10.1.3.
by either the Company, on the one hand, or Buyer or Merger Sub, on the other hand, by written notice to the other, if the consummation of the Merger shall not have occurred on or before April 19, 2026 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c)shall not be available to a party in the event that such party’s failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; provided, further, that the parties may mutually agree to extend the Termination Date if the failure to consummate the Merger is due to regulatory or antitrust issues;
10.1.4.
by the Company, upon written notice to Buyer if there occurs a material breach of any representation, warranty or covenant of Buyer or Merger Sub contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.4 or 9.4(b), (ii) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by the Company, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or
10.1.5.
by Buyer or Merger Sub, upon written notice to the Company if there occurs a material breach of any representation, warranty or covenant of the Company contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.2(a) or 9.2(b), (ii) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Buyer, unless such failure shall be due to the failure of Buyer or Merger Sub to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing.

10.1.6.
by the Company, upon written notice to Buyer, if at any time prior to the Closing the Buyer Common Stock ceases to be listed or designated for quotation on the Principal Market or is suspended from trading on the Principal Market by the SEC or the Principal Market, and such delisting or suspension is not cured within three (3) Business Days following written notice thereof.
10.2.
Effect of Termination

.

10.2.1.
In the event of the valid termination of this Agreement pursuant to and in accordance with Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, Merger Sub or the Company, or any of their respective directors, officers, employees, partners, managers, members, stockholders or other representatives, and all rights and obligations of any party hereto shall cease, except that the provisions of Section 8.3, this Article X, Section 11.3, Section 11.4 and Article XIIshall survive the termination of this Agreement; provided, however, that nothing herein nor any such termination shall relieve or limit (a) any party hereto from liability resulting from any Willful Breach of such party’s representations, warranties, covenants or agreements contained herein prior to such termination or (b) Buyer from liability resulting from Buyer’s failure to pay any portion of the Aggregate Merger Consideration upon the Company’s satisfaction or waiver of the conditions to Closing set forth in Section 9.1 and Section 9.4 prior to such termination.
11.

SECURITYHOLDERS’ REPRESENTATIVE
11.1.
Appointment

. By virtue of the approval of the Merger and this Agreement by the Stockholders, the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, and without any further action of any other Securityholders or the Company, each Securityholder shall be deemed to have approved the designation of, and hereby designates, Tom Aulet, as the Securityholders’ Representative as of the Closing and as the true and lawful representative, attorney-in-fact and exclusive agent for all purposes in connection with this Agreement, the Paying Agent Agreement and any other agreement entered into or document delivered by the Securityholders’ Representative in connection with the Contemplated Transactions that provide for actions to be taken by the Securityholders’ Representative (collectively, the “SR Agreements”). The Securityholders’ Representative shall have full power and authority to take all actions under the SR Agreements on behalf of the Securityholders or any Securityholder. The Securityholders’ Representative shall take any and all actions which it believes are necessary or appropriate under, including giving and receiving any notice or instruction permitted or required under any SR Agreement by the Securityholders’ Representative, interpreting all of the terms and provisions of any SR Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with the SR Agreements, conducting negotiations with Buyer, the Surviving Company and their respective agents regarding such claims, dealing with Buyer and the Surviving Company under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.

11.2.
Authorization

. Without limiting the foregoing and in furtherance thereof, after the Closing, Securityholders’ Representative is hereby authorized to:

11.2.1.
receive all notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under any SR Agreement;
11.2.2.
engage counsel, accountants and other advisors, and incur other expenses in connection with the SR Agreements and the Contemplated Transactions, as the Securityholders’ Representative may in its sole discretion deem necessary or appropriate; and
11.2.3.
take such action as the Securityholders’ Representative may in its sole discretion deem necessary or appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Buyer or Merger Sub contained in this Agreement or in any document delivered by Buyer or Merger Sub pursuant hereto; (ii) taking such other action as the Securityholders’ Representative is authorized to take under any SR Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Securityholders’ Representative, required under any SR Agreement; and (iv) taking all such actions as may be necessary to carry out the responsibilities of the Securityholders’ Representative contemplated by any SR Agreement, and any waiver of any obligation of Buyer, Merger Sub or the Surviving Company. Notwithstanding the foregoing, the Securityholders’

Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein and in the other SR Agreements.
11.3.
Limitations of Liability; Agency

. The Securityholders’ Representative shall have no liability to the Securityholders with respect to any action taken, decision made, instruction given, or any omission by the Securityholders’ Representative in connection with the Securityholders’ Representative’s services pursuant to the SR Agreements, except to the extent that any such actions, decisions, instructions, or omissions have been finally determined by a court of competent jurisdiction to directly result from the Securityholders’ Representative’s fraud, gross negligence or willful misconduct. The Securityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. In no event shall the Securityholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. All action of the Securityholders’ Representative in accordance with the SR Agreements shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all Securityholders and their successors as if expressly confirmed and ratified in writing by such Securityholders.

11.4.
Indemnification of Securityholders’ Representative

. Neither the Securityholders’ Representative nor any of his agents, advisors (including legal and financial), representatives and employees (collectively, the “Securityholders’ Representative Group”), shall be liable to any Securityholder for any action taken or omitted by the Securityholders’ Representative under any SR Agreement, or in connection therewith, except that the Securityholders’ Representative shall not be relieved of any liabilityfinally determined by a court of competent jurisdiction to directly result from the Securityholders’ Representative’s fraud, gross negligence or willful misconduct. The Securityholders’ Representative Group shall be indemnified and defended by the Securityholders, severally and not jointly, based on such Securityholder’s Pro Rata Share, for and shall be held harmless from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, costs and expenses, including the reasonable and documented fees and expenses of counsel and experts (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholders’ Representative (in the case of indemnification of the Securityholders’ Representative), the applicable indemnitee will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholders’ Representative from any funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while this section allows the Securityholders’ Representative Group to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

11.5.
Reasonable Reliance

. In the performance of its duties hereunder, the Securityholders’ Representative shall be entitled to (a) rely upon any signature, document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholders or any party hereunder, (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so and (c) rely upon the Consideration Spreadsheet.

11.6.
Resignation; Removal of Securityholders’ Representative; Authority of Securityholders’ Representative

. The Securityholders’ Representative may resign upon twenty (20) days’ prior written notice to Buyer and the Securityholders. The Participating Stockholders whose aggregate Pro Rata Shares exceed fifty percent (50%) of the total Pro Rata Shares of all Participating Stockholders shall have the right at any time to remove or replace the then-acting Securityholders’ Representative and to appoint a successor Securityholders’ Representative; provided, however, that neither such removal nor such appointment shall be effective until delivery to Buyer of a writing signed by such Participating Stockholders evidencing such removal and appointment, together with an acknowledgement signed by the successor

Securityholders’ Representative that he or she accepts the appointment and agrees to perform and be bound by the provisions of this Agreement applicable to the Securityholders’ Representative. Each successor Securityholders’ Representative shall have all of the power, authority, immunities, indemnities, rights and privileges conferred by this Agreement and the other SR Agreements upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein shall include any successor.

11.7.
Expenses of the Securityholders’ Representative

. The Securityholders’ Representative shall be reimbursed for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Securityholders’ Representative in performing all of its duties and obligations under this Agreement.

11.8.
Irrevocable Appointment

. The appointment of the Securityholders’ Representative and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder are coupled with an interest and shall be irrevocable, survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto. Any action taken by the Securityholders’ Representative pursuant to the authority granted in this Article XIshall be effective and absolutely binding as the action of the Securityholders’ Representative under this Agreement.

12.

INDEMNIFICATION
12.1.
Survival

. The representations and warranties of the Parties set forth in this Agreement will survive until the date that is eighteen (18) months following the Closing Date; provided, however, that (i) the Fundamental Representations will survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 5.13 (Intellectual Property) shall survive for a period of three (3) years following the Closing Date, and (iii) Fraud shall survive indefinitely. Any covenants or agreements of the Parties set forth in this Agreement which by their terms are to be performed after the Closing will survive in accordance with their respective terms. An indemnification claim under this Article XII for breach of a representation, warranty, covenant or agreement set forth in this Agreement must be asserted in writing by a Party prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement as provided in this Article XII, and the Parties waive any right under any statute of limitations to bring any such claim after the expiration of such applicable survival period; provided that the delivery of a written notice of any good-faith claim (which notice will (i) describe in reasonable detail the nature of and the underlying factual and legal basis for such claim, (ii) state the estimated amount thereof (if then reasonably quantifiable, or if not, at a minimum state the amount of damages, losses, liabilities, costs and expenses incurred as of the date of the notice) and describe in reasonable detail the basis on which such amount was calculated, and (iii) identify the provisions of this Agreement upon which such claim is based) prior to the expiration of the applicable survival period will extend the survival period of such representation, warranty, covenant or agreement solely with respect to such claim through the date such claim is finally resolved. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement will limit, restrict or prejudice any Person’s rights, remedies, recourse or ability to maintain or recover any amounts in the case of Fraud; provided, however, that no Stockholder of the Company shall have unlimited liability for Fraud of the Company or of any other Stockholder of the Company, and any such liability shall be several and not joint, limited to the actual Fraud committed by such Stockholder of the Company.

12.2.
Indemnification

. Subject to the limitations and procedures set forth in this Article XII, from and after the Closing, (a) each Participating Stockholder of the Company (severally and not jointly) shall indemnify and hold harmless Buyer and its Affiliates from and against such Participating Stockholder’s Pro Rata Share of any damages, losses, liabilities, costs and expenses arising out of or resulting from any breach of any representation or warranty of the Company contained in Article V, any breach of any covenant or agreement of the Company contained in this Agreement, or Fraud, and (b) Buyer shall indemnify and hold harmless the Stockholders of the Company and their respective Affiliates from and against any damages, losses, liabilities, costs and expenses arising out of or resulting from any breach of any representation or warranty of Buyer contained in Article VI or any breach of any covenant or agreement of Buyer contained in this Agreement; provided, however, that except as expressly set forth in this Section 12.2, neither Party shall have any indemnification obligations with respect to the other Party or any other Person in connection with this Agreement or the transactions contemplated hereby.

12.3.
Certain Limitations.
12.3.1.
Basket. Except in the case of Fraud or breaches of the Fundamental Representations, Buyer and its Affiliates shall not be entitled to indemnification under Section 12.2(a)unless and until the aggregate amount of damages, losses, liabilities, costs and expenses for which indemnification is sought exceeds $195,000 (the “Basket”), in which event Buyer and its Affiliates shall be entitled to indemnification for the full amount of such damages, losses, liabilities, costs and expenses, subject to the other limitations set forth in this Article XII. For the avoidance of doubt, the Basket shall not apply to any damages, losses, liabilities, costs or expenses arising from or relating to Fraud or breaches of the Fundamental Representations.
12.3.2.
Cap. Except in the case of Fraud, the aggregate liability of each Participating Stockholder for indemnification under Section 12.2(a) shall not exceed the Aggregate Merger Consideration actually received by such Participating Stockholder pursuant to this Agreement. Notwithstanding the foregoing, with respect to breaches of representations and warranties other than the Fundamental Representations, the aggregate liability of the Participating Stockholders shall not exceed $1,950,000 (the “Cap”), and each Participating Stockholder’s individual liability shall not exceed such Participating Stockholder’s Pro Rata Share of the Cap.
12.3.3.
No Double Recovery. No Person shall be entitled to indemnification under this Article XII for any damages, losses, liabilities, costs or expenses to the extent such amounts were reflected in the calculation of the Aggregate Merger Consideration or otherwise taken into account in determining the consideration payable pursuant to this Agreement, and no Person shall be entitled to recover duplicative amounts in respect of the same underlying facts or circumstances, whether arising from one or more breaches of representations, warranties, covenants or agreements.
12.3.4.
Mitigation. Each Party shall use commercially reasonable efforts to mitigate any damages, losses, liabilities, costs or expenses for which indemnification is sought under this Article XII upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, such damages, losses, liabilities, costs or expenses.
12.3.5.
Insurance and Other Recoveries. Buyer and the Stockholders of the Company shall use commercially reasonable efforts to seek recovery under applicable insurance policies or other rights of recovery available to them with respect to any damages, losses, liabilities, costs or expenses prior to or concurrently with seeking indemnification under this Agreement; provided, however, that neither Buyer nor any Stockholder of the Company shall be required to exhaust any such rights prior to seeking indemnification hereunder. Any indemnification payable under this Agreement shall be reduced by the amount of any recovery actually received in respect of such damages, losses, liabilities, costs or expenses (net of reasonable costs and expenses incurred in obtaining such recovery). To the extent any such recovery is received after indemnification has been paid under this Agreement, the recipient shall promptly reimburse the paying Party in an amount equal to the lesser of (i) the amount of such recovery (net of costs of recovery) and (ii) the amount previously paid in respect of such damages, losses, liabilities, costs or expenses.
12.3.6.
Post-Closing Taxes. Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates shall not be entitled to indemnification under this Article XII with respect to any Taxes attributable to a taxable period (or portion thereof) beginning after the Closing Date.
12.4.
Indemnification Procedures.
12.4.1.
Third-Party Claims. Promptly after receipt by Buyer or any Stockholder of the Company of notice of the commencement of any Proceeding by a third party (including any Governmental Body) against such Person for which indemnification may be sought under this Article XII (a “Third-Party Claim”), the Person seeking indemnification shall provide the other Party with written notice of such Third-Party Claim, which notice shall describe in reasonable detail the nature of and the underlying factual and legal basis for such Third-Party Claim, state the estimated amount of damages, losses, liabilities, costs and expenses involved (if then reasonably quantifiable, or if not, the amount incurred to date) and identify the provisions of this Agreement pursuant to which indemnification is sought. Failure to provide such notice shall not relieve the Party from whom indemnification is sought of any obligation hereunder, except to the extent such failure has materially prejudiced the defense of such Third-Party Claim.
12.4.2.
Defense and Settlement. The Party from whom indemnification is sought shall be entitled to participate in the defense of any Third-Party Claim and, upon written notice to the Person seeking indemnification, may assume the defense thereof with counsel reasonably satisfactory to such Person; provided, however, that such Party shall not be entitled to assume the defense of any Third-Party Claim without the consent of the Person seeking indemnification (which may be withheld in such Person’s sole discretion) if such Third-Party Claim (i) seeks injunctive or other equitable relief, (ii) involves alleged criminal conduct, or (iii) involves an allegation of Fraud. If the defense of a Third-Party Claim is assumed, the Party assuming such defense shall be responsible for all costs and expenses incurred in connection therewith and shall indemnify and hold harmless the Person seeking indemnification from all damages, losses, liabilities, costs and expenses arising from such Third-Party Claim to the extent indemnification is required under this Agreement. No settlement or compromise of any Third-Party Claim may be entered into without the prior written consent of the Person seeking indemnification if such settlement or compromise (A) includes any admission of liability by Buyer or any of its Affiliates, (B) imposes injunctive or other equitable relief against Buyer or any of its Affiliates, or (C) does not include a full and unconditional release of the applicable indemnified Persons.
12.4.3.
Cooperation. Except to the extent it would result in the waiver of any attorney-client or other applicable privilege, each Party shall make available to the other Party and its Representatives such books, records, information and personnel as may be reasonably requested in connection with the defense of any Third-Party Claim and shall reasonably cooperate in the defense thereof.
12.4.4.
Direct Claims. Any claim for indemnification under this Article XII that does not involve a Third-Party Claim shall be asserted by written notice from the Person seeking indemnification to the other Party, which notice shall describe in reasonable detail the nature of and the underlying factual and legal basis for such claim, state the estimated amount of damages, losses, liabilities, costs and expenses involved (if then reasonably quantifiable, or if not, the amount incurred to date) and identify the provisions of this Agreement pursuant to which indemnification is sought. Failure to provide such notice shall not relieve the Party from whom indemnification is sought of any obligation hereunder, except to the extent such failure has materially prejudiced the defense of such claim.
12.5.
Subrogation

. Upon the payment by Buyer or any Stockholder of the Company of any amount in respect of a claim for indemnification under this Article XII, the paying Party shall, to the extent of such payment, be subrogated to all rights of the Person receiving such payment against any third Person in respect of the damages, losses, liabilities, costs or expenses to which such payment relates; provided, however, that no such subrogation shall be permitted if it would adversely affect the rights of the Person receiving such payment under this Agreement. The Person receiving such payment shall, upon reasonable request, execute and deliver such instruments and documents as may be reasonably necessary to evidence or further perfect such subrogation rights. Notwithstanding anything to the contrary in this Agreement, any indemnification amounts payable by the Stockholders pursuant to this Article XII shall be satisfied solely by offset against the principal amount then outstanding under the Secured Note, and Buyer shall not have any right to seek recovery directly from the Stockholders for such indemnification amounts except in the case of Fraud. The principal amount of the Secured Note shall be reduced, dollar-for-dollar, by the amount of any such indemnification obligation upon final determination thereof. Any reduction of the principal amount of the Secured Note pursuant to this Article XIIshall be allocated among the Participating Stockholders in accordance with their respective Pro Rata Shares.

12.6.
Tax Treatment of Indemnification Payments

. Any payment made pursuant to a claim for indemnification under this Article XII shall be treated for U.S. federal income Tax purposes (and, to the extent applicable, state and local income Tax purposes) as an adjustment to the Aggregate Merger Consideration, unless otherwise required by applicable Law.

12.7.
Investigation; Reliance

. Each Party acknowledges that it is entering into this Agreement in reliance upon the representations and warranties expressly set forth herein. The right to indemnification, reimbursement, or other remedies based upon any such representation or warranty shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of such representation or warranty.

12.8.
Exclusive Remedy

. Except in the case of Fraud (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction), claims arising under Section 3.6 (Pre-Closing Estimates; Post-Closing Adjustment), and a Party’s right to seek specific performance or other equitable relief pursuant to Section 13.14, from and after the Closing, this Article XII shall constitute the sole and exclusive remedy of Buyer, the Stockholders of the Company and their respective Affiliates for any and all claims, losses, damages or Liabilities arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably waives, from and after the Closing and to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action that it may have or may in the future have against the other Parties or their respective Affiliates, whether known or unknown, foreseen or unforeseen, arising out of or relating to this Agreement or the transactions contemplated hereby.

13.

GENERAL PROVISIONS

13.1.
Notices

. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by electronic mail on the date so sent; (c) if sent by registered, certified or first class mail, the third Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, two (2) Business Days after being delivered to such courier, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto), provided, that notices to the Securityholders’ Representative and the Company shall be delivered solely by electronic mail:

If to the Company (prior to the Closing), to:

Ergatta, Inc.

115 West 27th Street, 7th Floor (Front)

New York, NY 10001

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building, 620 Eighth Avenue
New York, New York 10018

If to Buyer, Merger Sub or the Surviving Company, to:

Interactive Strength
1005 Congress Ave, Suite 925
Austin, Texas 78701

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, New Jersey 08830

If to the Securityholders (after Closing) or to the Securityholders’ Representative, to:

Tom Aulet
234 Washington Avenue #2

Brooklyn, NY 11205

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building, 620 Eighth Avenue
New York, New York 10018

13.2.
Disclosure Schedules

. Certain information set forth in the Schedules applicable to Article V (the “Disclosure Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liabilityof, or concession as to any defense available to, Buyer, Merger Sub, the Company, the Surviving Company, or the Securityholders, as applicable. The Section number headings in the Schedules correspond to the Section numbers in this Agreement and any information disclosed in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other Section (or subsection) of the Disclosure Schedules where the relevance or applicability of such disclosure is reasonably apparent (whether or not there is an accompanying cross-reference) or where there is a cross-reference to such other Section (or subsection). The information contained in the Schedule is solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of Law, liability or breach of any agreement.

13.3.
Buyer Disclosure Schedules

. Certain information set forth in the Schedules applicable to Article VI (the “Buyer Disclosure Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer and Merger Sub in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, Merger Sub, the Company, the Surviving Company, or the Securityholders, as applicable. The Section number headings in the Schedules correspond to the Section numbers in this Agreement and any information disclosed in any Section of the Buyer Disclosure Schedules shall be deemed to be disclosed and incorporated into any other Section (or subsection) of the Buyer Disclosure Schedules where the relevance or applicability of such disclosure is reasonably apparent (whether or not there is an accompanying cross-reference) or where there is a cross-reference to such other Section (or subsection). The information contained in the Schedule is solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of Law, liability or breach of any agreement.

13.4.
Assignment

. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of (a) Buyer, in the case of the Company (prior to the Closing) or the Securityholders’ Representative (except as expressly set forth herein), or (b) in the case of Buyer, Merger Sub or the Surviving Company, the Company (prior to the Closing) or the Securityholders’ Representative (following the Closing).

13.5.
Severability

. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.6.
Interpretation

. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “will” and “shall” when used in this Agreement will be interpreted to have the same meaning. The word “or” when used in this Agreement will be interpreted to mean “and/or”. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreementsor instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and reference to all attachments thereto and instruments incorporated therein. All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided. Any document or item will be deemed “delivered”, “provided,” or “made available” by the Company within the meaning of this Agreement if such document or item (i) is included in that certain data room administered by Datasite for the Contemplated Transactions but only to the extent such information or document was accessible to Buyer or its advisors or (ii) is actually delivered or provided to Buyer or any of Buyer’s advisors or representatives, in each case, at least one (1) day prior to the date hereof. Whenever this Agreement requires Buyer to take any action or contains a representation with respect to Buyer, where applicable or necessary to give effect to the Contemplated Transactions, such requirement or representation shall be deemed to include an undertaking on the part of its Subsidiaries formed in connection with or after the Contemplated Transactions to take such action and shall be deemed to include a reference to such Subsidiaries, as applicable, and whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

13.7.
Fees and Expenses

. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Buyer (on behalf of Buyer and Merger Sub), on the one hand, and the Company, on the other hand, shall bear its own expenses including, without limitation, all out-of-pocket fees, expenses, and other third-party compensation (including legal, accounting, investment banking, finders and advisory fees and expenses), in connection with the negotiation and the consummation of the Contemplated Transactions.

13.8.
Choice of Law/Consent to Jurisdiction/Jury Trial Waiver

. All disputes, claims, controversies, actions, suits, or other legal proceedings arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions, whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance, remedies, and in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute, without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Notwithstanding any of the foregoing, any and all Disputed Items as set forth in Section 3.6shall be resolved in accordance with the procedures set forth in Section 3.6. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, LITIGATION, OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATEOF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A TRIAL COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.

13.9.
Amendment

. This Agreement may be amended by the parties hereto by an instrument in writing signed by Buyer and the Company at any time before or after any approval hereof by the Stockholders of the Company and Merger Sub; provided, however, no amendment shall be made if the DGCL requires the approval of the holders of a majority of the Company Capital Stock entitled to vote on such amendment without such approval; provided, further, that no amendment may be made to this Agreement after the Closing without the prior written consent of the Securityholders’ Representative.

13.10.
Extension; Waiver

. At any time prior to the Effective Time, the Company (in the case of Buyer or Merger Sub) or Buyer (in the case of the Company), and at any time after the Effective Time, the Securityholders’ Representative (in the case of Buyer or the Surviving Company) or Buyer (in the case of the Securityholders’ Representative), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

13.11.
No Agreement Until Executed

. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

13.12.
Conflicts and Privilege

.

(a)
It is acknowledged by each of the parties hereto that the Securityholders’ Representative has retained Goodwin to act as its counsel in connection with the Contemplated Transactions. Buyer and Merger Sub hereby agree that in the event that a dispute arises after the Closing between Buyer or any of its Subsidiaries (including the Surviving Company and its Subsidiaries), on the one hand, and the Securityholders’ Representative or any of the Securityholders, on the other hand, Goodwin may represent the Securityholders’ Representative or Securityholders in such dispute even though the interests of the Securityholders’ Representative or Securityholders may be directly adverse to Buyer or any of its Subsidiaries (including the Surviving Company and its Subsidiaries), and even though Goodwin may have represented an Acquired Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company or its Subsidiaries.
(b)
Buyer and Merger Sub further agree that, as to all communications between or among Goodwin, the Company, the Securityholders’ Representative or any Securityholder that relate in any way to the Contemplated Transactions or a similar transaction prior to the Closing, and with respect to which the attorney-client privilege and any other rights to any evidentiary privilege have attached as a result of the Contemplated Transactions or a similar transaction (the “Privileged Transaction Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Securityholders’ Representative and the Securityholders and may be controlled by the Securityholders’ Representative and Securityholders and shall not pass to or be claimed by Buyer, Merger Sub, the Surviving Company or any of its Subsidiaries. Absent the consent of the Securityholders’ Representative, neither Buyer nor the Surviving Company shall have a right to access the Privileged Transaction Communications following the Closing and, in the event Buyer or the Surviving Company inadvertently access Privileged Transaction Communications, such access will not waive or otherwise affect the rights of the Securityholders’ Representative with respect to the related privilege or protection. Notwithstanding the foregoing, in the event Buyer or the Surviving Company requires access to the Privileged Transaction Communications following the Closing, Buyer or the Surviving Company may make a written request for such access to the Securityholders’ Representative, and the Securityholders’ Representative will not unreasonably withhold, condition, or delay its consent to such access. The Securityholders’ Representative hereby agrees that it is reasonable for Buyer or the Surviving Company to require access to the Privileged Transaction Materials if such access is necessary to permit Buyer or the Surviving Company to adequately defend itself from and against any third-party legal proceeding against Buyer or the Surviving Company, but in the event such access is provided (i) Buyer and the Surviving Company, and the Securityholders’ Representative, hereby agree that any such Privileged Transaction Materials that are shared pursuant to this Section 13.12 shall be protected by the attorney-client privilege, the attorney work-product privilege and a joint defense privilege, (ii) Buyer and the Surviving Company will use their reasonable best efforts to protect any such Privileged Transaction Communications that are shared pursuant to this Section 13.12 from disclosure to third parties, and (iii) in no circumstances may such Privileged Transaction Materials that are shared pursuant to this Section 13.12 be used in any legal proceeding of any nature by Buyer or the Surviving Company against the Securityholders’ Representative or any Securityholder.
(c)
Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Surviving Company or any of its Subsidiaries, on the one hand, and a third party other than the Securityholders’ Representative or a Securityholder, on the other hand, Buyer, the Surviving Company or any of its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer, the Surviving Company or its Subsidiaries may waive such privilege without the prior written consent of the Securityholders’ Representative.
13.13.
Mutual Drafting

. The parties hereto are sophisticated and have been represented by attorneys throughout the Contemplated Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of Contracts against the drafter of any particular clause should be applied to this Agreement or any agreementor instrument executed in connection herewith, and therefore waive their effects.

13.14.
Specific Performance

. The parties hereto acknowledge and agree that the failure or threatened failure of any party hereto to perform its agreementsand covenants hereunder, including such party’s failure or threatened failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, without proof of actual damages, and without proof that money damages are an inadequate remedy. Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 13.14. Each party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Termination Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action if the court orders such an extension.

13.15.
Miscellaneous

. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitutes the entire agreementof the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder, and may be executed and transmitted by pdf or other form of electronic transmission in two or more counterparts, which together shall constitute a single agreement. Section 8.6 is intended to be for the benefit of the D&O Indemnified Parties described therein and the covenants contained therein may be enforced by such D&O Indemnified Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY: ERGATTA, INC.

By: /s/ Tom Aulet

Name: Tom Aulet
Title: Chief Executive Officer

SECURITYHOLDERS’
REPRESENTATIVE: TOM AULET, solely

in his capacity as the

Securityholders’ Representative

By: /s/ Tom Aulet

Name: Tom Aulet
Title:

BUYER: INTERACTIVE STRENGTH INC.

By: /s/ Trent Ward

Name: Trent Ward
Title: Chief Executive Officer

MERGER SUB: ERGATTA ACQUISITION CORP.

By: /s/ Trent Ward

Name: Trent Ward
Title: President

EXHIBIT A

Accounting Principles

EXHIBIT B

Net Working Capital

EXHIBIT C

Form of Certificate of Merger

EXHIBIT D

Form of Secured Note

EXHIBIT E

Form of Certificate of Designation

EXHIBIT F

Form of FIRPTA Certificate

EXHIBIT G

Registration Rights Agreement